UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2008

KL ENERGY CORP.

(Exact name of registrant as specified in its chapter)

Nevada	333-145183	39-2052941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1141 Rand Road, Suite A Rapid City, South Dakota 57702
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (605) 718-0372

KL Energy Corporation. Suite 150, 10161 Park Run Drive Las Vegas, NV 89145
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

As used in this current report, the terms “we”, “us”, and “our”, and “the Company” refer to KL Energy Corporation.

On September 30, 2008, KL Energy Corporation entered into an Agreement and Plan of Merger with KL Process Design Group, LLC (“KLPDG”), a South Dakota LLC, which provides for the merger of KLPDG with and into the Company, and accordingly, the Company and KLPDG filed the Articles of Merger with the State of Nevada effecting the merger. All of the outstanding membership interests of KLPDG were converted into an aggregate of 9,900,765 newly issued shares of common stock of the Company, which were issued to the former members of KLPDG.

As a result of the merger, KLPDG merged with and into the Company, with the Company as the surviving corporation. As a result of the merger, the Company succeeded to, acquired all of, the assets and liabilities of KLPDG, including all of the contractual rights and interests of KLPDG. For accounting purposes, the merger was treated as a reverse acquisition with KLPDG as the acquirer and the Company as the acquired party. As a result, the business and financial information included in this report is the business and financial information of KLPDG.

The description of the Securities Purchase Agreement and the related private placement set forth in Item 3.02 below is incorporated herein by reference.

As part of the transactions contemplated by the Securities Purchase Agreement, the Company also entered into a Performance Escrow Agreement with the former members of KLDPG. The agreement provides that the 9,900,765 shares of common stock issued to the former members in connection with the merger shall be deposited into escrow, with a portion of the escrowed shares subject to cancellation if certain performance milestones by the Company are not achieved in the next 24 months.

Disclosure pursuant to Item 2.01 (f) follows:

Forward-Looking Statements

This report contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed due to factors such as, among others, limited operating history, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the oil and gas industry. Additional information concerning factors that could cause or contribute to such differences can be found in the following discussion, including the “Risks Factors” section below.

Description of Business

Overview

KL Energy Corporation (formerly known as Revive-it Corp.) was incorporated on February 26, 2007, in the State of Nevada, to engage in the development of skin care and cosmetic products and videos. As a result of the reverse acquisition of KLPDG, our company has become an owner-operator of 2nd generation biofuels plants, namely cellulosic ethanol and a project engineering firm specializing in biofuels production facilities.

Over the past eight years KLPDG has successfully executed its process in the design, low cost build, optimization, and energy-efficiency of bio-ethanol plants. Applying advanced engineering skills and knowledge gained in petrochemical process design has made our company a leader in the design and optimization of grain-based ethanol (GBE) plants and the combined skills have been leveraged to design, build, and operate the first small commercial scale 2nd generation cellulose-based ethanol (CBE) plant in the US. This places our company at the forefront of this hugely anticipated global opportunity for energy production from waste materials, a concept that is endorsed by the US government.

In addition to implementing its CBE expansion program, we are also at the forefront of the optimization of existing GBE plants for other companies, including VeraSun Energy. Additionally, our company has managed third party ethanol facilities and has marketed the ethanol biofuel produced at these facilities. We believe the most significant near-term commercial opportunity is the large-scale commercial production of cellulosic ethanol derived from multiple biomass feedstocks.

Plan of Operation

For the coming year we plan to continue to use our technology to develop our second cellulosic ethanol facility. In addition, we plan to contract with third parties to provide our technology in process engineering and design engineering, and provide our operational management ethanol plant expertise and ethanol marketing experience to third parties. We are in discussions with several third parties to provide these services. We plan to make use of the extensive federal and state grant programs, and the large tax benefits that the federal government has provided for cellulosic based ethanol plants that use the hydrolysis method, although these are not strategic for our business plan.

We expect to continue to invest heavily in these commercialization efforts, and to expand our investment in biofuels technology development. We believe this investment will not only benefit our efforts to advance the commercialization of cellulosic ethanol, but will also enable us to create additional third party contracts for CBE plants.

The key elements of our corporate strategy are to:

•
Develop integrated solutions for the emerging cellulosic ethanol industry for use in production facilities that we will own and operate, as well as those of third-party licensees. We intend to use our design and process experience to advance our process capabilities at our small commercial scale facility at Upton, Wyoming. We have established our business model based upon the belief that owning and managing cellulosic ethanol production facilities in conjunction with strategic partners will allow us to create economic value by incorporating our scientific and engineering skills into these facilities.

•
Provide an end-to-end solution for the production of cellulosic ethanol from a broad variety of feedstocks for incorporation into our facilities and those of third-party licensees. We are developing fully-integrated cellulosic ethanol production capabilities at our small commercial facility to validate our production economics. We believe this will support commercial development of cost-effective end-to-end solutions for the production of ethanol from a variety of feedstocks. We intend to use our integrated solutions, our ongoing research and development efforts, and our process improvements to support our strategy to own and manage, together with certain strategic partners, cellulosic ethanol production facilities throughout the United States, and to make our technologies and know-how available to potential licensees throughout the world.

•
Be a leader in developing a cost-effective multi-feedstock commercial cellulosic ethanol production process. We believe that early cellulosic ethanol commercialization could provide significant benefits in setting standards for the emerging cellulosic ethanol industry, giving us early access to worldwide business opportunities, among other potential benefits. Our capital expenditures for cellulosic ethanol may initially be higher than ethanol produced from sugar or corn. However, a combination of significantly lower feedstock costs for cellulosic biomass, as well as production process cost improvements, have the potential to substantially reduce total production costs for cellulosic ethanol to levels well below that of ethanol produced from grain such as corn. Corn is currently the primary feedstock for grain based ethanol production in the United States and the price of corn is established by commodity markets like the Chicago Board of Trade (CBOT).

Overview of Biofuels

Biofuels are liquid fuels derived from agricultural and other natural or renewable sources. These fuels are used to complement the world’s supply of petroleum and other fossil fuels. A variety of factors contributes to an increasing awareness of and demand for biofuels including, but not limited to, the following:

•
Macroeconomic factors affecting the global supply of, and demand for and price of oil, including significantly increased demand for oil from developing countries whose economies are growing at high rates, such as China and India, coupled with uncertain supplies of oil from sources throughout the world;

•
Policies and initiatives developed across the world aimed at reducing dependence on imported sources of oil, particularly from countries and regions that have exhibited the greatest level of instability;

•	Increasing awareness and incorporation of “flexible fuel vehicles,” or FFVs, into the world auto supply that are capable of operating on various blends of gasoline and ethanol;

•	Broadening development of the required infrastructure to support FFVs, including expansion of distribution channels and retrofitting wholesale and retail points of distribution.

Of all of the alternative fuels, or biofuels, that are sold or are being developed, the most significant market is that for fuel ethanol due to the fact that all gasoline engines can run on at least 10% ethanol. Within the fuel ethanol market, the most attractive current or future opportunities business are for fuel ethanol derived from cellulosic biomass, otherwise known as “cellulosic ethanol.”

In the United States, on December 19, 2007, the Energy Independence and Security Act of 2007, or EISA, was signed into law. This comprehensive energy legislation amends the Renewable Fuels Standard, or RFS, which was signed into law in 2005. The amended RFS mandates minimum annual usage of 9 billion gallons of renewable fuel in 2008, growing to 36 billion gallons by 2022, including 16 billion gallons of cellulosic biofuels. At current ethanol prices this would translate into an addressable market of at least $37 billion annually, not including market opportunities for cellulosic ethanol outside of the United States.

The figure below details the mandated United States consumption of biofuels as provided for by the EISA.

Figure 1: United States Mandated Renewal Fuels Production (Billions of Gallons)

Source: Renewable Fuels Association; www.ethanolRFA.org

Fuel Ethanol

The market for ethanol, or ethyl alcohol, for use as a motor fuel is both large and well-established in the United States. According to the Renewable Fuels Association, or RFA, the national trade association for the United States ethanol industry, as of January 1, 2008, there were 139 ethanol plants in the United States having a combined production capacity of more than 7.8 billion gallons of ethanol per year. In addition, there were 61 ethanol plants and seven plant expansions under construction that are anticipated to add more than 5.5 billion gallons of new annual production capacity, of which more than 4 billion gallons in annual production capacity is expected to come online by the end of 2008. Between 1980 and 1991, less than 1 billion gallons of ethanol were produced annually in the United States. In 2007, the United States ethanol industry produced 6.5 billion gallons of fuel ethanol, representing an increase of more than 32% from 2006 and more than 300% since 2000. The graph below shows historic United States fuel ethanol production from 1984 to 2007.

Source: Renewable Fuels Association; www.ethanolRFA.org

Many industry experts, including the RFA, believe corn-based ethanol production growth will continue to its natural limit of 12 to 15 billion gallons per year, in annual production. United States-based demand for ethanol is expected to meet, if not exceed, this production supply for reasons that include the following:

•
Strong legislative and government policy support—As stated above, the Energy Independence and Security Act of 2007 was signed into law and mandates minimum annual usage renewable fuel of 36 billion gallons per year by 2022.

•
Expansion of gasoline supply—By blending ethanol into gasoline, refiners can expand the volume of fuel available for sale especially when refinery capacity and octane sources are limited. According to the Department of Energy, or DOE, between 1985 and 2005, petroleum refining capacity in the United States increased only 9.7% while domestic petroleum demand increased by 32% during the same period. We believe that increased pressure on domestic fuel refining capacity will result in greater demand for ethanol.

•	Favorable tax treatment—There are several tax incentives for ethanol production and distribution, especially for those cellulosic ethanol plants using the enzymatic hydrolysis method used by KLE.

•
Environmental benefits—Ethanol, as an oxygenate, reduces tailpipe emissions when added to gasoline. The additional oxygen in the ethanol results in a more complete combustion of the fuel in engine cylinders, resulting in reduced carbon monoxide and nitrogen oxide emissions. Prior federal programs that mandated the use of oxygenated gasoline in areas with high levels of air pollution spurred widespread use of ethanol in the United States.

•
Geopolitical concerns—The United States currently imports approximately 60% of its oil needs, a dependency that is expected to continue to increase. Political unrest and attacks on oil infrastructure in the major oil-producing nations, particularly in the Middle East, have periodically disrupted the flow of oil, which has added a “risk premium” to world oil prices. At the same time, developing nations such as China and India have substantially increased their demand for oil. As a result, world oil prices averaged above $60 per barrel during 2007, and exceeded $140 in 2008. As a domestic, renewable source of energy, ethanol can help to reduce American dependence on foreign oil.

•
Ethanol as a gasoline substitute—Ethanol’s role in the United States is gradually shifting from that of an oxygenate/gasoline additive to a true gasoline complement/replacement. Most ethanol currently produced in the United States is a fuel blend of 10% ethanol and 90% gasoline called E10, which is used as an oxygenate/fuel additive. Automakers in the United States have been accelerating their work with FFV programs, according to the National Ethanol Vehicle Coalition (NEVC), resulting in an expanded fleet of vehicles capable of using a fuel blend of 85% ethanol and 15% gasoline, or E85. Future widespread adoption of FFV’s could significantly increase ethanol demand and reduce the consumption of gasoline; however, widespread use of E85 in the United States is currently constrained by the lack of a broad distribution infrastructure and limited availability of FFVs. While, according to the NEVC, approximately 6.0 million United States vehicles are equipped to run on E85, there are only approximately 1,400 service stations of the approximately 170,000 nationwide which are capable of dispensing E85. However, according to the DOE (EIA) Annual Energy Outlook 2007, sales of FFVs capable of using E85 are expected to reach 2 million per year in 2030, or 10% of total sales of new light-duty vehicles, as federal fuel economy incentives are expected to continue to support the industry’s development. If more vehicles and service stations become E85 capable, this could increase ethanol consumption in the United States significantly.

Fuel ethanol has historically been produced commercially in the United States by processing sugars derived from the starch within a grain source, such as corn kernels, and then fermenting these sugars into ethanol. While the growth in the production of ethanol from corn is expected to grow substantially from its current levels, recent studies suggest that, even if all United States corn production were dedicated to ethanol production, this would meet less than 20% of total gasoline demand. Other studies and news articles suggest that, well before this level of production could be achieved, the price of corn would begin to negatively impact the costs of animal feed and food based on corn. This has led to an active, public debate of the relative merits of additional corn-based production of fuel ethanol. We believe that this debate will encourage production of ethanol from alternative sources, including cellulosic biomass.

Cellulosic Ethanol

An alternative that seeks to meet the need for additional sources of liquid fuels while addressing many of the challenges presented by corn-based ethanol involves the production of fuel ethanol from cellulosic biomass, or cellulosic ethanol. Cellulosic biomass, either agricultural waste or crop residues, such as plant stalks, stems, or leaves, or crops grown specifically for their energy content rather than for their use as food or feed sources, presents an abundant alternative source of sugars that can be converted into ethanol. Examples of cellulosic biomass include wood chips, municipal solid waste, sugarcane bagasse, switchgrass, and corn stover. The production of ethanol from cellulosic biomass offers expected advantages over corn-based ethanol production including:

•
Low-cost, abundant sources of feedstocks that have no competitive food use—According to a joint report of the DOE and the United States Department of Agriculture, or USDA, issued in 2005, land resources in the United States are capable of producing a sustainable supply of 1.3 billion tons per year of cellulosic biomass. The same report concluded that 1 billion tons of cellulosic biomass would be sufficient to displace 30% or more of the present petroleum consumption in the United States. In addition, according to an analysis by the Natural Resources Defense Council published in 2004, cellulosic biofuels could supply more than half of current transportation fuel needs in the United States by 2050, without decreasing the production of food and animal feed.

•
Reduced susceptibility to volatile commodity price risks—We believe that most biomass feedstocks can be obtained at lower cost and on more favorable contractual terms compared to the cost of corn feedstock. In addition, many cellulosic feedstocks contain lignin (the high energy component of plant biomass) which could be used to reduce operating costs by eliminating or reducing the use of natural gas and other external fuel sources. With KLE’s enzymatic hydrolysis technology, the lignin by-product is an additional revenue source. This is unlike cellulosic technology firms that use acid in their technology process or use gasification. We also expect that cellulosic ethanol production will have much less exposure to market and commodity volatility than corn, natural gas, transportation, and corn by-products.

•
Superior carbon emissions profile that benefits the environment—Cellulosic ethanol is expected to produce less harmful greenhouse gas emissions than corn ethanol and gasoline. According to a report by Argonne National Laboratory, corn ethanol reduces greenhouse gas by 18% to 29% per vehicle mile traveled as compared to gasoline, while cellulosic ethanol reduces greenhouse gas emissions by approximately 85% per vehicle mile traveled. Other advantages may include additional revenues through the sale of carbon credits.

•	Proximity to end-user markets— Unlike grain-based ethanol facilities, cellulosic ethanol production facilities will be located closer to end-user markets, potentially reducing transportation costs.

While the cost-effective production of ethanol from cellulosic biomass has historically proven challenging using traditional technologies and methodologies, recent advances in the emerging industrial biotechnology industry relating primarily to the development and application of novel, high-performance enzymes and robust fermentation organisms have provided the industry with powerful new tools to address this issue.

Generally speaking, efforts to convert cellulose into ethanol follow one of three main processes:

•
thermochemical conversion of biomass into synthesis gas or “syngas” (a process often referred to as “gasification”), followed by catalytic conversion of the syngas into mixed alcohols that include ethanol and/or alkaline via modified chemistry;

•	thermochemical conversion of biomass into syngas, followed by biological conversion of the syngas into ethanol; or

•	enzymatic or chemical breakdown of biomass into component sugars, followed by biological fermentation of the sugars into ethanol.

We have selected enzymatic breakdown of biomass for producing ethanol from cellulose because we believe it has distinct advantages over the thermochemical/gasification methods. Gasification methods present a number of challenges, including the capital intensity of the process, selectivity of the syngas conversion to ethanol, and alcohol tolerance of the organisms capable of converting syngas to ethanol. Furthermore, unlike other cellulosic ethanol technology, we use insignificant amounts of acid (less than 0.1%) in our process, eliminating the environmental hazards that results with acid, and producing valuable by-products from the resulting lignin. This results in zero liquid discharge, which recovers all water streams into the process, including all non-contact water. Other technologies discharge waste water back into local streams or municipal waste water systems.

Our Planned Process for Ethanol Production

Our process to produce ethanol from cellulosic material is illustrated below:

Our planned process for producing cellulosic ethanol contains the following steps. While several steps are generic to other forms of ethanol production, there are important steps that we believe are unique to us and are proprietary. The principal steps are as follow:

1.	Biomass is prepared for processing based on its specific physical and chemical characteristics;

2.	Biomass undergoes enzymatic hydrolysis and steam explosion to break down plant matter;

3.	Hemicellulose, in the form of syrup containing xylose and other C5 sugars, is drawn off for processing

4.	Residue, in the form of a semi-solid mixture of cellulose and lignin, is sent for further processing

5.	Cellulose is hydrolyzed into C6 sugars using enzyme cocktails. The C6 fermentation process also yields ethanol referred to as “ethanol beer”;

6.	Ethanol beer from steps (4) and (5) is collected prior to distillation;

7.	Ethanol beer is distilled into high-grade ethanol through the removal of water and residues;

8.	Lignin-rich residue from distillation, or stillage, is burned, yielding steam for the process;

9.	High-grade ethanol is ready for shipment to market.

Cellulosic biomass has been a challenge for scientists to convert to ethanol. In the past, scientists have used harsh acids and high temperatures to try and break, or hydrolyze, the cellulose molecules into their individual sugar components. However, an economical process has never been developed using traditional chemistry.

Our strategy is based on providing an integrated and proprietary solution for the cellulosic ethanol industry by exploiting our current and expected scientific research, process engineering and optimization, project development, project finance and enterprise risk management skills and experience.

We utilized two scales of facilities for the production of ethanol. Our research approach was to test a given feedstock developed at the laboratory scale, and then prove out the laboratory scale results in our small commercial scale plant to demonstrate the economics of producing cellulosic ethanol using the relevant feedstock and process at a scale of approximately 1.5 MGY. Once the economics of producing cellulosic ethanol are adequately demonstrated in the small commercial scale facility in Upton, Wyoming, we will begin development of a full scale commercial production facility to produce cellulosic ethanol. We refer to the fully developed plant as “CBE 2”.

We currently expect that the optimal individual plant capacity for the production of cellulosic ethanol at commercial scale is between 5 MGY and 25 MGY. This paradigm is based on a variety of factors primarily having to do with the required amounts of available feedstock that can be transported economically within the radius of a commercial plant. Assuming that the economics of producing cellulosic ethanol are adequately demonstrated at a small commercial-level facility, we intend to build, own, and operate multiple commercial scale plants utilizing multiple feedstocks/processes throughout the United States and the world, either independently or with strategic and financial partners. In addition, assuming that the economics of producing cellulosic ethanol are adequately demonstrated at a small commercial level facility, we expect that we will enter into licenses and/or strategic partnerships for our licensees and/or partners to deploy our technologies and processes in plants that they will build, own, and operate, and from which we would derive royalties, profit-sharing, or other revenues.

Our strategy is based on providing an integrated and proprietary solution for the cellulosic ethanol industry by exploiting our current and expected scientific research, process and design engineering and optimization, project development, project finance, and plant operation management skills. We plan to license our proprietary technology to extend our commercial reach and accelerate our market penetration, both outside the U. S. and domestically. In these instances, we may not pursue an equity interest in such projects, but instead may seek to earn license fees and royalties and fees related to technology transfer and process design

Competitors

The ethanol industry is highly competitive. We compete with numerous individuals and companies, including many other energy companies, which have substantially greater technical, financial and operational resources and staffs. Accordingly, there is a high degree of competition for funds necessary for development companies, such as KLE, to become profitable.

The United States ethanol market is highly competitive, as well as highly fragmented. According to the Renewable Fuels Association, or the RFA, the United States ethanol industry trade association, world ethanol production was 13.1 billion gallons in 2007, of which approximately 50% was produced in the United States. The United States and Brazil are the world’s largest producers of ethanol. The ethanol industry in the United States consists of more than 100 production facilities and is primarily corn-based, while Brazilian ethanol production is primarily from sugar cane. According to the RFA, the top five producers of ethanol in the United States accounted for approximately 40% of the United States ethanol industry’s total estimated production capacity as of March 2008. Small, independent firms and farmer-owned cooperatives constitute the rest of the market.

In addition to corn ethanol producers, we expect to compete with other cellulosic ethanol producers using different technology platforms, as well as other providers of alternative and renewable fuels. Companies with announced pilot plant and/or demonstration plant development activities in the cellulosic ethanol space include Abengoa, BlueFire, Genencor, Iogen, Losonoco, Mascoma, Veranium, Range Fuels, and Xethanol. Larger industrial companies with announced cellulosic strategies include Archer Daniels Midland, DONG Energy (Elsam), DuPont/Broin, Tate & Lyle, and Novozymes. Cellulosic gasification technologies are being pursued by companies including ClearFuels and BRI-Infinium.

Some or all of these competitors, or other competitors, as well as academic, research and government institutions, are developing or may develop technologies for, and are competing or may compete with us in, the production of ethanol from cellulosic biomass or other feedstocks, such as municipal or construction waste, production of cellulosic ethanol or other fuels employing different steps within the production process, such as acid hydrolysis and/or gasification, and/or the production of other alternative fuels or biofuels, such as biobutanol. As a result, our competitors may be able to develop competing and/or superior technologies and processes, and compete more aggressively and sustain that competition over a longer period of time than we possibly can.

Governmental Regulations

Our cellulosic based ethanol plants are subject to various United States federal, state, and local governmental regulations. Matters subject to regulation include discharge permits for drilling operations, drilling and abandonment bonds, reports concerning operations, the spacing of wells, and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas. The production, handling, storage, transportation, and disposal of oil and gas, by-products thereof, and other substances and materials produced or used in connection with oil and gas operations are also subject to regulation under federal, state, provincial, and local laws and regulations relating primarily to the protection of human health and the environment. To date, expenditures related to complying with these laws, and for remediation of existing environmental contamination, have not been significant in relation to the results of operations of our company. The requirements imposed by such laws and regulations are frequently changed and subject to interpretation, and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations.

Research and Development

Our business plan is focused on a strategy for maximizing the long-term development and utilization of our technology, process and design engineering, and plant operation experience for both company owned cellulosic based ethanol plants and third party plants. To date, execution of our business plan has largely focused on developing our technology and providing process and design engineering services to third parties.

Properties

The Company leases approximately 6,800 square feet of office space in Rapid City, South Dakota, which lease expires on September 30, 2011. We pay approximately $5,200 in monthly rent.

We lease land in Upton, Wyoming for our CBE plant. The lease is presently on a month-to-month basis, and we have received a letter from the lessor notifying of its intention to extend the lease for two years and offer an additional three-year option on the lease.

The Company also leases a condominium in Rapid City, South Dakota for employee housing under a month-to-month lease. We pay approximately $550 each month in rent.

Employees

Currently we have 26 employees and 3 full-time consultants. We do not expect any material changes in the number of employees over the next 12-month period. We do and will continue to outsource some of our engineering services as needed. However, if we are successful in obtaining third party cellulosic based ethanol plant contracts, we may retain additional employees.

Risk Factors

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company's common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below are the material risks that we are currently aware of that are facing our company. Additional risks not presently known to us may also impair our business operations. You could lose all or part of your investment due to any of these risks.

There is no assurance that we will operate profitably or will generate positive cash flow in the future.

If we cannot generate positive cash flows in the future, or raise sufficient financing to continue our normal operations, then we may be forced to scale down or even close our operations. In particular, additional capital may be required in the event that:

-	The US federal government reduces nationwide fuel standards
-	The price of ethanol drops below that necessary to have profitable operations
-	We are unable to obtain contracts from third parties

The occurrence of any of the aforementioned events could adversely affect our ability to meet our business plans.

We will depend almost exclusively on outside capital to pay for the continued development of our company. Such outside capital may include the sale of additional stock and/or commercial borrowing. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be unable to continue our business and as a result may be required to scale back or cease operations for our business, the result of which would be that our stockholders would lose some or all of their investment.

A decline in the price of our common stock could affect our ability to raise further working capital and adversely impact our operations.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. A decline in the price of our common stock could be especially detrimental to our liquidity and our continued operations. Any reduction in our ability to raise equity capital in the future would force us to reallocate funds from other planned uses and would have a significant negative effect on our business plans and operations, including our ability to develop new projects and continue our current operations. If our stock price declines, we may not be able to raise additional capital or generate funds from operations sufficient to meet our obligations.

We have a limited operating history and if we are not successful in continuing to grow our business, then we may have to scale back or even cease our ongoing business operations.

Our company has a limited operating history and must be considered in the development stage. The success of the company is significantly dependent on successful implementation of our business plan. Our company’s operations will be subject to all of the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history. We may be unable to operate on a profitable basis. We are in the development stage and potential investors should be aware of the difficulties normally encountered by enterprises in the development stage. If our business plan is not successful, and we are not able to operate profitably, investors may lose some or all of their investment in our company.

Trading of our stock may be restricted by the SEC's "Penny Stock" regulations which may limit a stockholder's ability to buy and sell our stock.

The U.S. Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors." The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of, our common stock.

NASD sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Trading in our common shares on the OTC Bulletin Board is limited and sporadic making it difficult for our shareholders to sell their shares or liquidate their investments.

Our common shares are currently quoted on the OTC Bulletin Board. The trading price of our common shares has been subject to wide fluctuations. Trading prices of our common shares may fluctuate in response to a number of factors, many of which will be beyond our control. The stock market has generally experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with no current business operation. There can be no assurance that trading prices and price earnings ratios previously experienced by our common shares will be matched or maintained. These broad market and industry factors may adversely affect the market price of our common shares, regardless of our operating performance.

In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted. Such litigation, if instituted, could result in substantial costs for us and a diversion of management's attention and resources.

Because of the early stage of development and the nature of our business, our securities are considered highly speculative.

Due to the nature of our business and the early stage of our development, our securities must be considered highly speculative. We are engaged in the business of providing management, engineering, and marketing services primarily under long-term contracts to biofuel production facilities throughout the Midwestern United States. Our future business will include the production of ethanol from cellulosic feedstock and there is no assurance that we will realize any profits in the short or medium term. Any profitability our cellulosic ethanol production business does realize will also be dependent upon the successful commercialization or licensing of our core technology, which itself is subject to numerous risk factors as set forth herein.

Need for ongoing financing.

We will need additional capital to continue operations and will endeavor to raise funds through the sale of equity shares and revenues from operations. There can be no assurance that our company will generate revenues from operations or obtain sufficient capital on acceptable terms, if at all. Failure to obtain such capital or generate such operating revenues would have an adverse impact on financial position and results of operations and ability to continue as a going concern. Operating and capital requirements during the next fiscal year and thereafter will vary based on a number of factors, including the level of sales and marketing activities for our services and products. There can be no assurance that additional private or public financing, including debt or equity financing, will be available as needed, or, if available, on terms favorable to us. Any additional equity financing may be dilutive to stockholders and such additional equity securities may have rights, preferences, or privileges that are senior to those of our outstanding common stock.

Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on operating flexibility. Our company’s failure to successfully obtain additional future funding may jeopardize the ability to continue our business and operations. If we can raise additional funds by issuing equity securities, existing stockholders may experience a dilution in their ownership. In addition, as a condition to giving additional funds, future investors may demand, and may be granted, rights superior to those of existing stockholders.

Specifically, we will need to raise additional funds to:

•	Build cellulosic based ethanol plants

•	Support our planned growth and carry out our business plan

•	Continue scientific progress in our research and development programs

•	Protect our intellectual property

•	Hire top quality personnel for all areas of our business

•	Address and take advantage of competing technological and market developments

•	Establish additional collaborative relationships

•	Support our planned growth and carry out our business plan

•	Successfully obtain federal grants and loan guarantees

•	Take advantage of subsidies and federal tax credits

Our cellulose-to-ethanol technologies are unproven on a large-scale commercial basis and performance could fail to meet projections, which could have a detrimental effect on the long-term capital appreciation of our stock.

While production of ethanol from corn, sugars, and starches is a mature technology, newer technologies for production of ethanol from cellulose biomass have not been built at large commercial scales. The technologies being utilized by us for ethanol production from biomass have not been demonstrated on a large commercial scale. All of the tests conducted to date by us with respect to our enzymatic hydrolysis have been performed on limited quantities of feedstocks, and we cannot assure you that the same or similar results could be obtained at competitive costs on a large-scale commercial basis. We have never utilized these technologies under the conditions or in the volumes that will be required to be profitable and cannot predict all of the difficulties that may arise. It is possible that the technologies, when used, may require further research, development, design and testing prior to larger-scale commercialization. Accordingly, we cannot assure you that these technologies will perform successfully on a large-scale commercial basis or at all.

Our business employs technology which may be difficult to protect and may infringe on the intellectual property rights of third parties.

We may lose our competitiveness if we are not able to protect our proprietary technology and intellectual property rights against infringement, and any related litigation may be time-consuming and costly.

Our success and ability to compete depends to a significant degree on our proprietary technology. If any of our competitors copy or otherwise gain access to our proprietary technology or develop similar technologies independently, we may not be able to compete as effectively. The measures we have implemented to protect our proprietary technology and other intellectual property rights are currently based upon a combination of provisional patent applications and trade secrets. These measures, however, may not be adequate to prevent the unauthorized use of our proprietary technology and our other intellectual property rights. Further, the laws of foreign countries may provide inadequate protection of such intellectual property rights. We may need to bring legal claims to enforce or protect such intellectual property rights. Any litigation, whether successful or unsuccessful, may result in substantial costs and a diversion of our company's resources. In addition, notwithstanding our rights to our intellectual property, other persons may bring claims against us alleging that we have infringed on their intellectual property rights or claims that our intellectual property rights are not valid. Any claims against us, with or without merit, could be time consuming and costly to defend or litigate, divert our attention and resources, result in the loss of goodwill associated with our business or require us to make changes to our technology.

Competition from large producers of petroleum-based gasoline additives and other competitive products may impact our profitability.

Our proposed ethanol plants will also compete with producers of other gasoline additives made from other raw materials having similar octane and oxygenate values as ethanol. The major oil companies have significantly greater resources than we have to develop alternative products and to influence legislation and public perception of ethanol. These other companies also have significant resources to begin production of ethanol should they choose to do so.

We will also compete with producers of other gasoline additives having similar octane and oxygenate values as ethanol. An example of such other additives is MTBE, a petrochemical derived from methanol. MTBE costs less to produce than ethanol. Many major oil companies produce MTBE and because it is petroleum-based, its use is strongly supported by major oil companies. Alternative fuels, gasoline oxygenates and alternative ethanol production methods are also continually under development. The major oil companies have significantly greater resources than we have to market MTBE, to develop alternative products, and to influence legislation and public perception of MTBE and ethanol.

Our business prospects will be impacted by corn supply and the corn based ethanol industry.

Our ethanol will be produced from cellulose, however currently most ethanol is produced from corn, which is affected by weather, governmental policy, disease and other conditions. A significant increase in the availability of corn and resulting reduction in the price of corn may decrease the price of ethanol and harm our business.

Pressures on the grain-based ethanol industry by oil, grocery, and special interests lobbyists through the use of misinformation may have a negative impact from the media, politicians, and the American public on the cellulosic based industry

If ethanol and gasoline prices drop significantly, we will also be forced to reduce our prices, which potentially may lead to further losses.

Prices for ethanol products can vary significantly over time and decreases in price levels could adversely affect our profitability and viability. The price of ethanol has some correlation to the price of gasoline. The price of ethanol tends to increase as the price of gasoline increases, and the price of ethanol tends to decrease as the price of gasoline decreases. Any lowering of gasoline prices will likely also lead to lower prices for ethanol and adversely affect our operating results. We cannot assure you that we will be able to sell our ethanol profitably, or at all.

Increased ethanol production from cellulose in the United States could increase the demand and price of feedstocks, reducing our profitability.

New ethanol plants that utilize cellulose as their feedstock may be under construction or in the planning stages throughout the United States. This increased ethanol production could increase cellulose demand and prices, resulting in higher production costs and lower profits.

Price increases or interruptions in needed energy supplies could cause loss of customers and impair our profitability.

Ethanol production requires a constant and consistent supply of energy. If there is any interruption in our supply of energy for whatever reason, such as availability, delivery or mechanical problems, we may be required to halt production. If we halt production for any extended period of time, it will have a material adverse effect on our business. Natural gas and electricity prices have historically fluctuated significantly. We purchase significant amounts of these resources as part of our ethanol production. Increases in the price of natural gas or electricity would harm our business and financial results by increasing our energy costs.

Our business plan calls for extensive amounts of funding to construct and operate our biorefinery projects and we may not be able to obtain such funding which could adversely affect our business, operations, and financial condition.

Our business plan depends on the completion of our ethanol refinery projects. Although each facility will have specific funding requirements, our proposed cellulosic based ethanol facilities will require approximately $21 million each to fund. We will be relying on additional financing, and would benefit from funding from such sources as The Energy Policy Act grants and loan guarantee programs. We are currently in discussions with potential sources of financing but no definitive agreements are in place. If we cannot achieve the requisite financing or complete the projects as anticipated, this could adversely affect our business, the results of our operations, prospects and financial condition.

Because we are smaller and currently have fewer financial resources than many larger ethanol producers, we may not be able to successfully compete in the very competitive ethanol industry.

There is significant competition among ethanol producers. Our business faces competition from larger corn ethanol plants, and from other proposed plants using cellulose. Our ethanol plants will be in direct competition with other ethanol producers, many of which have greater resources than we currently have. While our competitive position will come from our projected lower production costs because we are using cheaper feedstock and lower transportation costs because our production facilities will be located closer to the urban markets for ethanol, the large ethanol producers are capable of producing a significantly greater amount of ethanol than we can and expect to produce initially.

Risks of substantial compliance costs and liabilities are inherent in ethanol production. We may be subject to costs and liabilities related to worker safety and job related injuries, some of which may be significant. Possible future developments, including stricter safety laws for workers and other individuals, regulations and enforcement policies and claims for personal or property damages resulting from operation of the ethanol plants could reduce the amount of cash that would otherwise be available to further enhance our business.

Our inability to complete our technology development activities may severely limit our ability to operate and finance operations.

Commercialization of our core technology will require significant additional research and development. We may not be able to complete the development of our core technology, or successfully market our technology in a timely and cost effective manner. We, and any of our potential collaborators, may encounter problems and delays relating to research and development, regulatory approval and intellectual property rights relating to our technology. Any delays in the commercialization could potentially adversely affect our financial condition.

If we fail to effectively manage the growth of our company and the commercialization or licensing of our technology, our future business results could be harmed and our managerial and operational resources may be strained.

As we proceed with the development of our technology and the expansion of our marketing and commercialization potential business, and fail to manage growth effectively, this could have a material adverse effect on our business and financial condition. We expect to experience significant growth in the scope and complexity of our business. We will need to add staff to market our services, manage operations, handle sales and marketing efforts, and perform finance and accounting functions. We anticipate that we will be required to hire a broad range of additional personnel in order to successfully advance our operations. This growth is likely to place a strain on our management and operational resources. The failure to develop and implement effective systems, or to hire and retain sufficient personnel for the performance of all of the functions necessary to effectively service and manage our operations could have a detrimental effect.

Our quarterly operating results are subject to fluctuation.

Our company’s quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, most of which are outside its control, including the demand for services, seasonal trends in purchasing, the amount and timing of capital expenditures, price competition or pricing changes in the industry, technical difficulties or system downtime, general economic conditions, and economic conditions specific to the industry. The quarterly results may also be significantly impacted by the impact of the accounting treatment of acquisitions, financing transactions or other matters. Due to the foregoing factors, among others, it is likely that the operating results will fall below expectations or those of investors in some future quarter.

We rely heavily on key personnel and loss of the services of one or more of its key executives or a significant portion of any prospective local management personnel could weaken the management team adversely affecting the operations.

Our success largely depends on the skills, experience, and efforts of its senior management, particularly Randy Kramer, our President and Chief Executive Officer, and Chief Financial Officer, David Litzen, our Vice President of Engineering and Chief Technical Officer, Steve Corcoran, our Vice President of Corporate Operations, and Dennis Harstad, our Vice President of Plant Operations. Operations will also be dependent on the efforts, ability, and experience of key members of the prospective local management staff. The loss of services of one or more members of the senior management or of a significant portion of any of local management staff could significantly weaken management expertise. We maintain key man life insurance policies for our officers, and we intend to maintain such insurance policies in the future.

Any change to government regulation or administrative practices may have a negative impact on our ability to operate and our profitability.

The laws, regulations, policies, or current administrative practices of any government body, organization or regulatory agency in the United States or any other jurisdiction, may be changed, applied or interpreted in a manner which will fundamentally alter the ability of our company to carry on our business. The actions, policies or regulations, or changes thereto, of any government body or regulatory agency, or other special interest groups, may have a detrimental effect on us. Any or all of these situations may have a negative impact on our ability to operate, and/or on our profitability.

Our Bylaws contain provisions indemnifying our officers and directors against all costs, charges and expenses incurred by them.

Our Bylaws contain provisions with respect to the indemnification of our officers and directors against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which he is made a party by reason of his being or having been one of our directors or officers.

Investors' interests in our company will be diluted and investors may suffer dilution in their net book value per share if we issue additional shares or raise funds through the sale of equity securities.

In the event that we are required to issue any additional shares or enter into private placements to raise financing through the sale of equity securities, investors' interests in our company will be diluted and investors may suffer dilution in their net book value per share depending on the price at which such securities are sold. If we issue any such additional shares, such issuances also will cause a reduction in the proportionate ownership and voting power of all other shareholders. Further, any such issuance may result in a change in our control.

Our Bylaws do not contain anti-takeover provisions, which could result in a change of our management and directors if there is a take-over of our company.

We do not currently have a shareholder rights plan or any anti-takeover provisions in our Bylaws. Without any anti-takeover provisions, there is no deterrent for a take-over of our company, which may result in a change in our management and directors.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our business and operating results.

It may be time consuming, difficult, and costly for us to develop and implement the additional internal controls, processes, and reporting procedures required by the Sarbanes-Oxley Act. If we are unable to comply with these requirements of the Sarbanes-Oxley Act, we may not be able to obtain the independent accountant certifications that the Sarbanes-Oxley Act will require of publicly traded companies currently scheduled to begin December 31, 2009.

If we fail to comply in a timely manner with the requirements of Section 404 of the Sarbanes-Oxley Act regarding internal control over financial reporting or to remedy any material weaknesses in our internal controls that we may identify, such failure could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information, and have a negative effect on the trading price of our common stock.

As of June 30, 2008, we identified material weaknesses in internal control over financial reporting which we are in the process of correcting. If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud, and as a result, investors may be misled and lose confidence in our financial reporting and disclosures, and the price of our common stock may be negatively affected.

Pursuant to Section 404 of the Sarbanes-Oxley Act and current SEC regulations, beginning with the annual report on Form 10-KSB for our fiscal period ending December 31, 2008, we are required to prepare assessments regarding internal controls over financial reporting and beginning with our annual report on Form 10-KSB for our fiscal period ending December 31, 2008, furnish a report by our management on our internal control over financial reporting. We have begun the process of documenting and testing our internal control procedures in order to satisfy these requirements, which has resulted in increased general and administrative expenses and has shifted management time and attention from revenue-generating activities to compliance activities. There can be no assurance that our auditors will be able to issue an unqualified opinion on management’s assessment of the effectiveness of our internal control over financial reporting when such reporting is required. Failure to achieve and maintain an effective internal control environment or complete our Section 404 certifications could have a material adverse effect on our stock price.

In addition, in connection with our on-going assessment of the effectiveness of our internal control over financial reporting, we may discover “material weaknesses” in our internal controls as defined in standards established by the Public Company Accounting Oversight Board, or the PCAOB. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The PCAOB defines “significant deficiency” as a deficiency that results in more than a remote likelihood that a misstatement of the financial statements that is more than inconsequential will not be prevented or detected.

In the event that a material weakness is identified, we will employ qualified personnel and adopt and implement policies and procedures to address any material weaknesses that we identify. However, the process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. We cannot assure you that the measures we will take will remediate any material weaknesses that we may identify or that we will implement and maintain adequate controls over our financial process and reporting in the future.

Any failure to remediate any material weaknesses that we may identify or to implement new or improved controls, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure could also adversely affect the results of the periodic management evaluations of our internal controls and, in the case of a failure to remediate any material weaknesses that we may identify, would adversely affect the annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting that are expected to be required under Section 404 of the Sarbanes-Oxley Act of 2002. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

Our principal stockholders have significant voting power and may take actions that may not be in the best interest of all other stockholders.

The Company’s officers currently control approximately 64% of its current outstanding shares of voting common stock. They may be able to exert significant control over our affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may expedite approvals of company decisions, or have the effect of delaying or preventing a change in control, adversely affect the market price of our common stock, or may not be in the best interests of all our stockholders.

You could be diluted from the issuance of additional common stock.

As of October 1, 2008, we had 15,584,515 shares of common stock outstanding and no shares of preferred stock outstanding.  We are authorized to issue up to 150,000,000 shares of common stock. To the extent of such authorization, our Board of Directors will have the ability, without seeking stockholder approval, to issue additional shares of common stock in the future for such consideration as the Board of Directors may consider sufficient. The issuance of additional common stock in the future may reduce your proportionate ownership. Further, such issuance may result in a change of control of our corporation.

The Company received a going concern paragraph in the report from its auditors.

In their report dated September 29, 2008, the Company’s auditors indicated there was substantial doubt about the Company’s ability to continue as a going concern without any adequate fund-raising. Accordingly, unless we raise additional working capital, construction financing and/or revenues grow to support our business plan we may be unable to remain in business.

MANAGEMENT’S DISCUSSION AND ANALYSIS

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview:

KL Process Design Group, LLC (KLPDG) was a South Dakota Limited Liability Company that was organized in April 2003, and commenced business operations in January 2006. Our engineers developed their technology independently and in collaboration with a university, the South Dakota School of Mines and Technology (SDSM&T), in Rapid City, South Dakota. Bench scale analysis and lab-scale hydrolysis (release of sugars from fibers) consistently achieved a yield conversion rate of 45 gallons per dry ton of wood-waste, specifically, ponderosa pine. Computer estimations have shown this process is capable of producing 65 gallons/dry ton, with yields as high as 90 gallons/dry ton based on projections from laboratory data. In 2007, KLPDG financed, engineered, and constructed its Cellulose Based Ethanol Plant One ( CBE 1 ) to produce up to 1.5 million gallons per year.

Unlike typical 2nd generation pilot plants, CBE 1, also known as Western Biomass Energy, LLC (WBE), was designed to operate commercially. This flexible design concept allows KLE to continue to research and refine hydrolysis conversion with the follow-on capability to ferment and distill ethanol to market standards. It also demonstrates the very real commercial potential for this technology and tangible proof that our company’s commercial success will contribute to meeting future demands. Based on operational experience gained in the design and construction of CBE 1, KLE has redefined the size and type of construction for the next generation ethanol plant.

Our company is a growth-oriented bio-fuels technology and project firm focusing on energy-efficiency and low-cost production. We have experience in ethanol process engineering, production management, marketing, and sales. Our experience in ethanol process engineering, production management and ethanol sales has created expansion programs for grain-based ethanol (GBE) facilities. Additionally we have designed, built, and are operating the nation’s first modern-era 2nd generation cellulose-based ethanol (CBE) plant. The plant is located in Upton, Wyoming, on the western edge of the Black Hills. We also participated in the construction of a new GBE plant in eastern Iowa. Additionally, we have significant management experience over ethanol facilities and the wholesale and retail sales of ethanol produced from these facilities.

KLPDG was formed to provide engineering services and project management, by billing out as individuals through Randy Kramer and Dave Litzen, (1998), the entrepreneurs. Later Dennis Harstad (2003) and Steve Corcoran (2002) were added. Between 2003 and 2005, these individuals performed in various capacities including business planning, project management, process engineering, and plant operations. In January 2006 these individuals formally organized under KLPDG. KLPDG began with two areas of emphasis: 1) continued research and development of a cellulose-based ethanol process which was assisted by the South Dakota School of Mines and Technology (SDSM&T) since 2001, and 2) the re-engineering, construction and operation of a GBE plant in Sutherland, Nebraska. This plant, Midwest Renewable Energy (MRE), is a corn dry-mill ethanol plant that currently produces at a rate of approximately 27 million gallons per year (MGY). Equity investors led by a group from Omaha, NE purchased the plant in 2003. At the time, the plant had a nameplate capacity of 14 MGY, but had not operated for more than two years due to a history of poor management, numerous shutdowns, and environmental difficulties. KLPDG retrofitted the plant and increased capacity to the current rate of 27 MGY, without the need for significant capital expenditures. Due to KLPDG’s operational improvements, management believes it is one of the most fuel efficient ethanol plants in the nation. It requires an average of only 15,700 BTU's per gallon of denatured ethanol produced. This results in energy efficiency that is approximately 20% greater than industry standard.

Western Biomass Energy, LLC (WBE), or CBE 1 was formed in 2001 for the purposes of building and operating a wood waste biomass ethanol small commercial plant facility on the western edge of the Black Hills, near Upton, Wyoming. The facility was designed and permitted to produce ethanol at a rate of 1.5 MGY.

The WBE plant and infrastructure became ready for production in August 2007. While a commercial plant WBE also serves as a research platform to demonstrate industrialization of the lab-scale research conducted by KLPDG and SDSM&T between 2001 and 2007 and beyond. KLPDG established a clear objective of achieving a conversion rate of 45 gallons per dry ton in the lab-scale research before constructing the commercial plant. Once this objective was achieved, KLPDG led the effort to establish planning, development and funding for the WBE plant. In effect, KLPDG mitigated the risk of constructing the platform geared toward research and commercial operation. This sequence reduced risk associated with commercialization of this technology because KLPDG’s CBE success transitioned from lab-scale to demonstration scale to commercial scale. This approach and current position differentiates KLE from others who have not constructed an operational demonstrational facility of commercial size, or are conducting upfront engineering and preconstruction activities, and have not experienced the scaling issues of the larger scale commercial plant. KLPDG has not only constructed the base commercial plant at WBE but overcame the scaling issues and discovered and affirmed the key process improvements. KLE is now ready to execute and implement these changes in accordance with the plant described in the original permit application, mitigating nearly all of the risk of construction, start-up and scaling research and operations of the commercial plant.

CBE 1 continues the research effort to improve the process and ethanol yield as the plant moves from batch processing to continual commercial operations. As illustrated above, WBE has faced the same scaling challenges between August 2007 and February 2008 that KLPDG and SDSM&T faced in the lab between 2001 and 2006. KLPDG prepared for and outlined the risks of commercially scaling the plant in its process improvement program and succeeded in following through with the program.

KLPDG redefined the size and type of construction of the next generation of cellulosic ethanol plants from the lessons learned in the design, construction, and operation of CBE 1. A key part of the KLE CBE business model going forward is the proliferation of scalable, tailorable plants designed upon the generation rate of extensive feedstocks. The CBE plants will locate in strategic locales that offer both biomass feedstock and close proximity to wholesale blending facilities and retail fuel outlets. This minimizes transportation costs of feedstock, ethanol, and by-products. This creates a truly local energy source, dramatically reducing dependence upon outside sources while building a bond with local consumers.

Given the size of CBE plants and the anticipation of building many similarly sized-plants to match local requirements, the CBE business model can benefit from both modular design and improved construction schedules over the larger GBE or even CBE facilities.

GBE facilities are concentrated in the Midwest and Great Plains where the majority of U.S. cropland exists. Corn is transported many miles for processing at many of these facilities. Biomass, unlike corn, includes all plants and plant-derived materials and is more evenly distributed among regions of the U.S. The two largest potential biomass sources are forest and agriculturally derived non-food feedstocks. The quantity of biomass available for a CBE plant can come from many different sources, including fuel wood harvesting, wood processing residue, urban wood residue, fuel treatment operations, municipal solid waste, crop residue, and perennial crops. The extensive biomass distribution allows for co-locating CBE plants closer to plant feedstock, reducing transportation costs.

Our company’s philosophy for CBE 2 will embrace profitability over initial yield. Yields will also increase as the process matures but for the near term, if feedstock is inexpensive, owners have every reason to lock in long-term feedstock contracts, and improve their operations as technology improves. This disproves those who fear the position of “first-to-market” which simply translates to an expense while waiting to improve technology to the point of profitability. Our experience and know-how reduced this risk through process simulation and first hand experience in scale-up issues between lab-scale and CBE 1 operations.

Our approach includes cost effective construction consisting of prefabricated process equipment and systems, as well as skid-mounted equipment, stand-alone process units, and multi-unit complete process systems. Our expertise will integrate pre-project planning, process conceptualization, modeling and design, equipment engineering, detailed design, cost effective fabrication, and technical support into a comprehensive approach. One of the Company’s specialties is state-of-the-art modeling techniques and project controls to design and deliver complete, cost effective construction process packages quickly, which optimizes the schedule and commissioning/start-up operations.

Significant developments:

In July 2008, KLPDG received financing from Niton Capital (formerly PPM Holdings LTD) a sister company of Fair Energy S.A. totaling $3,100,000. The notes accrued interest at a rate of 10% per annum. In connection with the merger, the notes were converted into an aggregate of 1,162,500 shares of our common stock.

On September 5, 2008, KLPDG received financing from The Green Fund, a division of Pluris Sustainable totaling $3,000,000. The notes accrued interest at a rate of 10% per annum. In connection with the merger, the notes were converted into an aggregate of 1,125,500 shares of our common stock.

On September 30, 2008, KL Energy Corporation entered into an Agreement and Plan of Merger with KLPDG, pursuant to which KLPDG merged with and into the Company, with the Company as the surviving corporation. All of the outstanding membership interests of KLPDG were converted into an aggregate of 9,900,765 newly issued shares of common stock of the Company, which were issued to the former members of KLPDG.

As a result of the merger, the Company succeeded to, acquired all of, the assets and liabilities of KLPDG, including all of the contractual rights and interests of KLPDG. For accounting purposes, the merger was treated as a reverse acquisition with KLPDG as the acquirer and the Company as the acquired party. As a result, the business and financial information included in this report is the business and financial information of KLPDG.

Significant Accounting Policies and Estimates

Our Management’s Discussion and Analysis section discusses our financial statements, which have been prepared in accordance with accounting policies generally accepted in the United States of America. The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, recoverability of long-lived assets, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The most significant accounting estimates inherent in the preparation of our consolidated financial statements include estimates as to the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources and estimates of cost to complete on long-term contracts. The methods, estimates and judgments used by us in applying these most critical accounting policies have a significant impact on the results it reports in its consolidated financial statements.

Long-Lived Assets

The Company assesses the realizable value of long-lived assets for potential impairment at least annually or when events and circumstances warrant such a review.  The carrying value of a long-lived asset is considered impaired when the anticipated fair value is less than its carrying value.  In assessing the recoverability of our long-lived assets, we must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets.  In addition, we must make assumptions regarding the useful lives of these assets.  As of June 30, 2008, we evaluated our long-lived assets for potential impairment.  Based on our evaluation, no impairment charge was recognized.

Revenue and Cost Recognition

Revenue from fixed price contracts is recognized on the percentage-of-completion method, measured by the percentage of costs incurred to date to estimated total costs for each contract. This method is used because management considers expended costs to be the best available measure of progress on these contracts. Due to uncertainties inherent in the estimation process, it is at least reasonably possible that the completion costs for contracts in progress at December 31, 2007, and at June 30, 2008 will be revised significantly in the near term.

Contract costs include all direct material, subcontract and labor costs, and those indirect costs related to contract performance, such as labor, supply, tool, and depreciation costs. Operating costs are charged to expense as incurred. Revenue is reported net of sales tax collected. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

The asset, "Costs and Estimated Earnings in Excess of Billings on Uncompleted Contracts," represents revenue recognized in excess of amounts billed. The liability, "Billings in Excess of Costs and Estimated Earnings on Uncompleted Contracts," represents billings in excess of revenue recognized.

Patriot provides blended fuel on consignment to service stations. Revenue related to the sale of blended fuel by Patriot is recorded when the ethanol is sold by the service station to the end customer.

The Company has other long-term contracts whereby it is paid monthly for services provided. The Company recognizes revenue when persuasive evidence of an arrangement exists, the price is fixed and determinable, and collectability is reasonably assured.

Warranty Costs

The Company provides warranties on the engineering and construction management services it provides. The Company has not had to provide warranty services in the past, and management does not anticipate significant warranty liability for work performed through December 31, 2007. Therefore, no allowance for warranty costs has been recorded.

Recently Issued Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS 157 is effective for the Company’s fiscal year beginning July 1, 2008. In February 2008, the FASB issued FASB Staff Position No. FAS 157-2, “ Effective Date of FASB Statement No. 157” (“FSP 157-2”), to partially defer SFAS 157. FSP 157-2 defers the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years, and interim periods within those fiscal years, beginning after November 15, 2008. The adoption of SFAS 157 and FSP 157-2 is not expected to have a material impact on the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159 (“SFAS 159”), “The Fair Value Option for Financial Assets and Financial Liabilities”. SFAS 159 establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. Previously, accounting rules required different measurement attributes for different assets and liabilities that created artificial volatility in earnings. SFAS 159 helps to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting. SFAS 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007, though early adoption is permitted. The adoption of SFAS 159 did not have an impact on the Company’s consolidated financial statements.

In March 2007, the FASB ratified Emerging Issues Task Force No. 06-11, (“EITF 06-11”), “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards”. EITF 06-11 requires companies to recognize the income tax benefit realized from dividends or dividend equivalents that are charged to retained earnings and paid to employees for non-vested equity-classified employee share-based payment awards as an increase to additional paid-in capital. EITF 06-11 is effective for fiscal years beginning after September 15, 2007. The Company does not expect that EITF 06-11 will have a material impact on its financial position, results of operations, or cash flows.

In December 2007, the FASB issued SFAS No. 160 (“SFAS 160”), “Non-controlling Interests in Consolidated Financial Statements—an amendment of ARB No. 51”. SFAS 160 establishes accounting and reporting standards for non-controlling interests in subsidiaries. This statement requires the reporting of all non-controlling interests as a separate component of stockholders’ equity, the reporting of consolidated net income (loss) as the amount attributable to both the parent and the non-controlling interests and the separate disclosure of net income (loss) attributable to the parent and to the non-controlling interests. In addition, this statement provides accounting and reporting guidance related to changes in non-controlling ownership interests. Other than the reporting requirements described above which require retrospective application, the provisions of SFAS 160 are to be applied prospectively in the first annual reporting period beginning on or after December 15, 2008. The Company is currently evaluating the potential impact of SFAS 160 on the consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141R (“SFAS 141R”), “Business Combinations,” which replaces FASB Statement No. 141. SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed any non-controlling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. SFAS 141R is effective as of the beginning of an entity’s fiscal year that begins after December 15, 2008, which will be our year beginning January 1, 2009. We are currently evaluating the potential impact, if any, of the adoption of SFAS 141R on our consolidated financial statements.

In March 2008, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 161,“Disclosures about Derivative Instruments and Hedging Activities – an amendment to FASB Statement No. 133”(“SFAS 161”). SFAS No. 161 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early adoption encouraged. The adoption of this statement is not expected to have a material effect on the Company’s consolidated financial statements.

In April 2008, the FASB issued FASB Staff Position (FSP) FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP FAS 142-3”). FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets.” FSP FAS 142-3 is effective for fiscal years beginning after December 15, 2008 and early adoption is prohibited. The adoption of this statement is not expected to have a material impact on the Company’s consolidated financial statements.

Net Cash from Operating Activities

During the six months ended June 30, 2008, our operating activities used $271,000 of cash. This reflected a $2,205,000 loss before minority interests, which included a source of cash of $972,000 caused by a reduction in net trade receivables, $883,000 of depreciation, $271,000 increase in accounts payable, $260,000 increase in accrued payroll and other liabilities, $169,000 decrease in costs and estimated earnings in excess of billings on uncompleted contracts, $86,000 decrease in prepaid expenses and other assets other activities that netted to $21,000, offset by a decrease in costs and earnings in excess billings on uncompleted contracts of $728,000.

During the same six-month period in 2007, our operating activities provided $444,000 of cash. This reflected a $1,030,000 loss before minority interests, increased by $593,000 increase in net trade receivables, offset by a $1,385,000 increase in accounts payable, $365,000 increase in billings in excess of costs and earnings in excess on uncompleted contracts, $141,000 increase in accrued payroll and other liabilities, $93,000 decrease in costs and earnings in excess of billings on uncompleted contracts, $54,000 of depreciation, and other activities that netted to $29,000.

During the year ended December 31, 2007, our operating activities provided $2,433,000 of cash. This reflected a $2,031,000 loss before minority interests, which was increased by $1,242,000 increase in net trade receivables, an increase in inventories of $94,000, and other activities that netted to $2,000, offset by an increase in accounts payable of $2,723,000 an increase in billings in excess of costs and earnings on uncompleted contracts of $2,222,000, $672000 of depreciation, and an increase of $184,000 of accrued payroll and other liabilities.

During the year ended December 31, 2006, our operating activities provided of $805,000 of cash. This reflected a $518,000 loss before minority interests, which was increased by $270,000 increase in trade receivables, an increase in costs and earnings in excess of billings on uncompleted contracts of $144,000, an increase in inventories of $71,000, offset by an increase in accounts payable of $991,000, an increase in billings in excess of costs and earnings on uncompleted contracts of $628,000, $103,000 of depreciation, and $79,000 of accrued payroll and other liabilities, and other activities that netted to $7,000.

Net Cash from Investing Activities

Net cash used in our investing activities was $70,000 for the six months ended June 30, 2008. This resulted primarily from purchases of property, plant, and equipment of $119,000, offset by the sale of 50% of the Company’s interest in an airplane which netted $49,000 of cash. Net cash used in investing activities was $2,940,000 for the six months ended June 30, 2007, which was used primarily in the purchase of property, plant, and equipment for CBE 1. For the years ended December 31, 2007 and 2006, net cash used in investing activities was $5,213,000 and $1,529,000, respectively, which was used primarily in the purchases of property, plant, and equipment for CBE 1.

Net Cash from Financing Activities

Net cash provided by our financing activities was $157,000 for the six months ended June 30, 2008. During this period, the Company received $120,000 from net proceeds from line of credit and short-term borrowings, $148,000 from net proceeds of related party subordinated debt, offset by $111,000 of principal payments on long-term debt.

For the six months ended June 30, 2007, net cash provided by our financing activities was $2,360,000. During this period, the Company received $2,300,000 from proceeds from long-term debt, $600,000 from proceeds from subordinated debt, $250,000 in net proceeds from lines of credit and short-term borrowings, $32,000 from check written in excess of bank balance, offset by $802,000 of principal payments on long-term debt, and a $20,000 cash distribution to members.

Net cash provided by our financing activities was $2,740,000 for the year ended December 31, 2007. During this period, the Company received $2,005,000 in proceeds from long-term debt, $600,000 in proceeds from related party subordinated debt, and $380,000 net proceeds from lines of credit and short-term borrowings, offset by $202,000 of principal payments on long-term debt, and $42,000 in cash distributions.

Net cash provided by financing activities was $950,000 for the year ended December 31, 2006, which resulted from $950,000 in cash proceeds from minority interest holders.

Results of Operations

Revenue

Revenue increased from $4,152,000 to $5,283,000 for the six months ended June 30, 2007 compared to the six months ended June 30, 2008, an increase of 27%. This increase was due to an increase in the recognition of contract revenue billed in prior periods of 15%, and an increase in fuel sold of 64%.

Revenue increased from $5,499,000 to $7,819,000 for the years ended December 31, 2006 compared to the twelve months ended December 31, 2007, an increase of 42%. This increase was due primarily to recognition of contract revenue for engineering services for third-party corn based ethanol plants.

Operating Expenses

Operating expenses increased from $5,155,000 to $7,284,000 for the six months ended June 30, 2007 compared to the six months ended June 30, 2008, an increase of 41%. The increase is due primarily to an increase in research and development of $1,171,000 (23%) and an increase in general and administrative expenses of $718,000 (40%). The increase in research and development results primarily from CBE 1 becoming operational in August, 2007.

Operating expenses increased from $5,960,000 to $9,553,000 for the twelve months ended December 31, 2007 compared to the twelve months ended December 31, 2007, an increase of 60%. This increase is due to an increase in the cost of engineering and management contract expenses of $2,093,000 (39%), an increase in research and development of $1,546,000 (26%), an increase in general and administrative expenses of 17%, offset by a decrease in cost of fuels of $421,000 (15%). The increase in research and development results primarily from CBE 1 becoming operational in August, 2007. The decrease in cost of fuel sales expenses results from obtaining better contractual prices for the fuel.

DESCRIPTION OF SECURITIES

The Company’s authorized capital stock consists of 150,000,000 shares of common stock, at a par value of $0.001 per share, and no shares of preferred stock.  As of October 1, 2008, there are shares 15,584,515 of  KLE’s common stock issued and outstanding that is held by approximately 50 shareholders.

Each holder of common stock is entitled to one vote per share. The holders of common stock are entitled to receive dividends declared by our board of directors, out of funds legally available for the payment of dividends, subject to the rights of holders of preferred stock. Currently we have no preferred stock. Currently, we are not paying a dividend. Upon any liquidation, dissolution or winding up of our business, the holders of common stock are entitled to share equally in all assets available for distribution after payment of all liabilities and provision for liquidation preference of shares of preferred stock then outstanding, if any. The holders of common stock have no preemptive rights and no rights to convert their common stock into other securities. No redemption or sinking fund provisions are applicable to the common stock.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Bulletin Board maintained by the Financial Industry Regulatory Authority (FINRA) under the symbol “KLEG”. There has been no active market or any trading volume with respect to the shares of our common stock.

As of October 1, 2008, there were approximately 50 holders of record of our common stock.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information concerning our current executive officers and directors as of October 1, 2008:

Name	Age	Position
Randy Kramer	49	President, CEO, CFO, and Chairman of the Board
David Litzen	49	Vice President of Engineering and Chief Technical Officer, and Director
Dennis Harstad	49	Vice President of Plant Operations
Steve Corcoran	50	Vice President of Corporate Operations
Thomas Schueller	55	Director
Alan Rae	50	Director
Alain Vignon	39	Director

Randy Kramer – President, Chief Executive Officer, Chief Financial Officer and Chairman of the Board. Mr. Kramer, building from the technical expertise of his co-founder, David Litzen, has utilized his team’s relationships and experience to create a pathway from basic research to end consumers. The company’s successes have been achieved through the knowledge and experience of the business units assembled by Mr. Kramer in managing and designing multiple corn to ethanol plants, major retro-fits of existing plants, with millions of gallons sold to new consumers each month through KL Energy and the US’s first and only production-scale cellulosic ethanol plant utilizing soft wood. Under Mr. Kramer’s leadership, the KL teams directly impacted over 425 MGY of renewable fuel production. Mr. Kramer has 22 years of service in executive positions with operating budgets in excess of $90 million.

David Litzen – Vice President of Engineering, Chief Technical Officer, and Director. Under Mr. Litzen’s direction, the company has developed and implemented new energy saving technologies for the ethanol industry, creating the most efficient corn to ethanol plant in the country. For years the petrochemical industry has generated new efficiencies in aging plants. It is his belief that the renewable fuel industry can benefit from similar process designs. By joining with co-founder Mr. Kramer, Mr. Litzen has been able to advance his designs with a professional team of engineers. The pinnacle of Mr. Litzen’s engineering designs has been the creation of the USA’s first operating cellulose plant utilizing wood waste. Mr.Litzen’s modular design applies proven technology in new applications and allows for cost effective conversion of biomass to ethanol. Mr. Litzen brings years of experience as a senior engineer with executive experience in the ethanol and petro-chemical industry. He has over 20 years experience in the petro-chemical industry, including 15 years as a Shell Oil senior process engineer. He has extensive background and experience in process simulation, plant process design, and process de-bottlenecking. Mr. Litzen is a registered Professional Engineer and holds a degree in chemical engineering.

Dennis Harstad – Vice President of Plant Operations. Mr. Harstad is one of the top fermentation experts in the industry and is well known for his process analysis and troubleshooting approach. He is responsible for multiple operating plants and plant expansions equaling over 220 MGY of ethanol. Mr. Harstad has proven his abilities by operating the USA’s only commercial-scale cellulosic ethanol plant utilizing the latest technologies and applying continual change management. Mr. Harstad received a Bachelor of Science Degree from South Dakota State University and an Associates Degree in Renewable Fuels Technology from Minnesota West Community College. He has over 27 years experience in agricultural and renewable energy business.

Steve Corcoran – Vice President of Corporate Operations.  Mr. Corcoran’s principle areas of experience are project management, logistics, business development, training management, safety compliance and continuous process improvement. He developed feasibility studies and business plans for several ethanol projects. Mr. Corcoran has served as an ethanol plant General Manager and as on-site Project Manager, exercising project authority for planning, organizing, scheduling, due diligence and training. Prior to joining the company, he served as a Program Manager providing research and analysis to assess interagency contributions to homeland security for the US Government and as Senior Analyst in support of the Iraqi Armed Forces Reconstruction Support Program. Mr. Corcoran served 20 years in the U.S. Army in a variety of executive positions and was responsible for operating budgets in excess of $50 million. He holds a Masters Degree in Business from Central Michigan University.

Thomas Schueller – Director. Mr. Schueller has extensive business experience, including 10 years as a CPA with a Big Eight accounting firm. Mr. Schueller was a financial officer of an American Stock Exchange company, and developed and owned several  businesses in Europe and the US. He was also the national President of a multi-billion $ corporation in Europe, and has 17 years of ownership of real estate development and financial companies in the United States. Mr. Schueller received his MBA in Finance from Michigan State University.

Alan Rae - Director. Mr. Rae has over twenty-five years of diverse commercial experience in the automotive, financial and service industries as a consultant, business owner, and manager. As a founder and CEO of O2Diesel Corp. ( OTCBB-OTOD), Mr. Rae has been responsible for establishing O2Diesel’s position as the global leader in the development and commercialization of ethanol/diesel fuel technologies. Mr. Rae studied Mechanical Engineering in Glasgow, Scotland.

Alain Vignon – Director. Mr. Vignon is a managing partner of Fair Energy, a company active in the oil and biofuel industry, where he is in charge of all investments and acquisitions of the group. Prior to joining the group in 2007, Mr. Vignon headed the Corporate Finance division at LCF Rothschild in Geneva. He advised several large companies (private or public) and private equity firms in sectors such infrastructure, energy, industrial and telecommunication mainly in Europe and Africa. His mission was to advise on and structure complex financial transactions, from LBOs, hostile take-over; project financing to fundraising exercise (both debt and equity). The average transaction ranged from US$400 million to US$2 billion and together with his team, won two “Deal of the Year” awards within 5 years, one transaction in Telecommunication and the other in Infrastructure. Before joining LCF Rothschild, Mr. Vignon worked at JPMorgan and UBS Warburg in the Investment Banking division, in London and Zurich, in structured and acquisition finance.

There are no family relationships among any of our directors, executive officers or key employees.

Indemnification of Directors and Officers

Our Articles of Incorporation provide that no director or officer of the Company will be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer or for any act or omission of any such director or officer, except for (i) acts or omissions involving intentional misconduct, fraud or a knowing violation of law or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Our Bylaws provide indemnification by the Company of any individual made a party to proceeding because he is or was an officer, director, employee or agent of the Company against liability incurred in the proceeding, to the fullest extent permissible under the laws of Nevada. The Bylaws provide that the Company advance the expenses of officers and directors incurred in defending any such proceeding, provided that the Company received an undertaking from such person to repay the expenses advanced if it is ultimately determined that he is not entitled to be indemnified.

Officers are elected annually by the Board of Directors (subject to the terms of any employment agreement), at its annual meeting, to hold such office until an officer’s successor has been duly appointed and qualified, unless an officer sooner dies, resigns or is removed by the Board.

Agreements with Executive Officers

As a result of the merger, the Company succeeded to the employment agreements KL Process Design Group had with the Company’s new executive officers. Each Executive Employment Agreement sets forth the terms of employment with the following executives for the annual base salaries indicated, respectively:

1.	Randy Kramer – President, Chief Executive Officer, and Chief Financial Officer ($180,000);

2.	David B. Litzen - Vice-President, Engineering and Chief Technical Officer ($175,000);

3.	Dennis Harstad - Vice-President, Plant Operations ($160,000);

4.	Stephen M. Corcoran - Vice-President, Corporate Operations and Chief Operations Officer ($160,000).

Each of Mr. Kramer, Mr. Litzen, Mr. Harstad and Mr. Corcoran has an employment term of ten years, beginning January 1, 2008, unless terminated by them or the Company pursuant to the terms of the Employment Agreements. The executives are each eligible to receive, in addition to their annual base salaries, a cash bonus each calendar year of 100% of their respective base salaries, payable at the sole discretion of the Board of Directors. Each of the executives is also entitled to full reimbursement for medical and dental insurance premiums, and for four weeks of paid vacation each calendar year. If the any of the executive's employment terms are terminated without cause by the Company, the executive so terminated is entitled to continue to receive his base salary for fifteen additional months, as well as any prorated portion of any bonus he would otherwise have been entitled to, if he signs a general release in favor of the Company. Each executive is bound to a 15-month non-compete period at the conclusion of the employment term.

Director Compensation and Committees

We pay our directors for acting in such capacity, including the grant of shares of common stock or options and reimbursement for reasonable out-of-pocket expenses in attending meetings.

Our audit committee consists of Thomas Schueller (Chairman), the "audit committee financial expert", as that term is defined in the rules of the Securities and Exchange Commission, Randy Kramer, and Alan Rae.

The Board of Directors standing nominating committee consists of Alan Rae (Chairman), David Litzen, and Thomas Schueller.

The Compensation Committee consists of Randy Kramer, Thomas Schueller, and Alain Vignon.

The Company has adopted a Code of Ethics that applies to the directors, officers and key employees.

Meetings may be held from time to time to consider matters for which approval of our Board of Directors is desirable or is required by law.

Dividends

We have never declared or paid any cash dividends on its common stock. We currently intend to retain future earnings, if any, to finance the expansion of its business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Compensation of Directors and Executive Officers

We do not currently compensate our directors in cash for their service as members of our board of directors. We do reimburse our directors for reasonable expenses in connection with attendance at board meetings.

The following table sets forth certain annual and long-term compensation paid to our Chief Executive Officer and our executive officers.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
				Other	Restricted	Securities
				Annual	Stock	Underlying	All Other
Name & Principal	Fiscal	Salary	Bonus*	Compensation	Award(s)	Options	Compensation
Position	Year	($)	($)	($)	($)	(#)	($)
Randy Kramer, President, CEO, CFO	2008	180,000	—	—	—	—	—
David Litzen,Vice President of Engineering and Chief Technical Officer	2008	175,000	—	—	—	—	—
Dennis Harstad, Vice President of Plant Operations	2008	160,000	—	—	—	—	—
Steve Corcoran, Vice President of Corporate Operations	2008	160,000	—	—	—	—	—

* Bonuses are completely at the discretion of the Board of Directors.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the shares of common stock beneficially owned or deemed to be beneficially owned as of October 1, 2008 by: (i) each person whom we know beneficially owns more than 5% of our common stock, (ii) each of our directors, (iii) the executive officers named in the summary compensation table, and (iv) all such directors and executive officers as a group. As of October 1, 2008, we had a total of 15,584,515 shares of common stock outstanding.

We believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of October 1, 2008. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Stock Beneficially	Stock Beneficially
Name	Owned (1)	Owned (1)
Executive Officers and Directors:
Randy Kramer	4,356,337	28%
David Litzen	4,356,336	28%
Dennis Harstad	594,046	3.8%
Steve Corcoran	594,046	3.8%
Thomas Schueller	—	*
Alan Rae	—	*
Alain Vignon	—	*

All Directors and Executive Officers as a group (7 persons)	9,900,765	63.6%
5% Beneficial Owners:
Niton Capital	1,162,500	7.5%
The Green Fund	1,125,000	7.2%

Item 3.02 Unregistered Sales of Equity Securities

The description of the merger transaction regarding the issuance of shares of the Company’s common stock to the former members of KLPDG in Item 1.01 above is incorporated herein by reference. The shares of common stock were issued pursuant to an exemption under Section 4(2) of the Securities Act of 1933.

Contemporaneously with the closing of the merger transaction, the Company issued an aggregate of 3,125 units of its securities in a private placement, with each unit comprised of two shares of common stock and a warrant to purchase one share of common stock pursuant to the terms of the Securities Purchase Agreement dated September 30, 2008 among the Company and certain investors. The purchase price per unit was $8.00 per unit for an aggregate purchase price of $ 25,000. The Securities Purchase Agreement also granted to the investors registration rights, which rights obligate the Company to file a registration statement on Form S-1 within 60 days of the closing registering for resale the shares of common stock issued as part of the units and the shares of common stock underlying the warrants. The Company also agreed to use its best efforts to cause the registration statement to be declared effective by the within 90 days of the filing of the registration statement. The securities issued in the private placement were issued pursuant to an exemption under Section 4(2) of the Securities Act of 1933 and pursuant to Regulation S there under.

In addition, the Company issued an aggregate of 2,287,500 shares of common stock to holders of convertible promissory notes issued by KLPDG as part of the Company’s assumption of KLPDG and its contracts. The shares were issued at the closing of the merger transaction upon the conversion of the notes. The convertible promissory notes issued by KLPDG were for an aggregate principal amount of $6,100,000. The shares issued upon conversion of the notes were issued pursuant to an exemption under Section 4(2) of the Securities Act of 1933.

ITEM 4.01 CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

As of September 30, 2008, we dismissed Moore & Associates, (“Moore”), as our independent registered public accounting firm. The reports of Moore on our financial statements for each of the past two fiscal years contained no adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except as that the reports of Moore for the fiscal years ended June 30, 2008 and 2007 indicated conditions which raised substantial doubt about the Company's ability to continue as a going concern. The decision to change independent accountants was approved by our Board of Directors on September 30, 2008.

During our two most recent fiscal years and through the date of this report, we have had no disagreements with Moore on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Moore, would have caused it to make reference to the subject matter of such disagreements in its report on our financial statements for such periods.

During our two most recent fiscal years and through the date of this report on Form 8-K, there have been no reportable events as defined under Item 304(a)(1)(v) of Regulation S-K adopted by the SEC.

We provided Moore with a copy of this disclosure before its filing with the SEC. We requested that Moore provide us with a letter addressed to the SEC stating whether or not it agrees with the above statements, and we received a letter from Moore stating that it agrees with the above statements.

New Independent Accountants

Our Board of Directors appointed Ehrardt, Keefe, Steiner, & Hottman PC (“EKS & H”) as our new independent registered public accounting firm effective as of September 30, 2008. During the two most recent fiscal years and through the date of our engagement, we did not consult with EKS & H regarding either (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or (2) any matter that was either the subject of a disagreement (as defined in Regulation S-K Item 304(a)(1)(v)), during the two most recent fiscal years.

Prior to engaging EKS & H, EKS & H did not provide our company with either written or oral advice that was an important factor considered by our company in reaching a decision to change our independent registered public accounting firm from Moore to EKS & H.

ITEM 5.01. CHANGES IN CONTROL OF REGISTRANT.

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS, APPOINTMENT OF DIRECTORS.

The disclosure in Item 2.01 regarding the merger is incorporated herein by reference. Randy Kramer, David Litzen, Dennis Harstad, and Steve Corcoran entered into a voting agreement pursuant to which they agreed to vote their shares as directed by the investor representative in designating two members of the Board of Directors of the Company and a third one jointly designated with the investor representative so long as the investors in the private placement and the investors in the convertible bridge financing (on a post-conversion basis) own an aggregate of 25% of the Company’s outstanding common stock held by non-affiliates.

On September 30, 2008, Ahmad Galal resigned as the Company’s President, Chief Executive Officer, Treasurer, Chief Financial Officer, and Secretary. Effective 10 days from the filing of an information statement pursuant to Rule 14f-1, Ahmad Galal resigned from the Company’s board of directors.

On September 30, 2008, the Company appointed Randy Kramer as its President, Chief Executive Officer, and Chief Financial Officer, David B. Litzen as its Vice-President, Engineering and Chief Technical Officer, Dennis Harstad as its Vice-President of Plant Operations, and Stephen M. Corcoran as its Vice-President, Corporate Operations and Chief Operations Officer. In addition, Randy Kramer, David Litzen, Thomas Schueller, Alan Rae, and Alain Vignon were appointed to the Company’s board of directors.

ITEM 5.03 CHANGE IN FISCAL YEAR

On September 30, 2008, we adopted the December 31 as our fiscal year end, thereby changing our fiscal year end from June 30 to December 31. The audited financial statements for the new fiscal year will be reflected in the Company’s Form 10-K for the year ending December 31, 2008.

ITEM 5.06. CHANGE IN SHELL COMPANY STATUS

The disclosure regarding the reverse merger in Item 2.01 above is hereby incorporated by reference. Prior to the effective time of the reverse merger, KL Energy Corporation was a shell company.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial statements of businesses acquired

Filed herewith are audited consolidated financial statements of KL Process Design Group, LLC and subsidiaries for the fiscal years ended December 31, 2007 and 2006 and unaudited financial statements for the six months ended June 30, 2008.

(b) Pro forma financial information

Filed herewith is the unaudited pro forma financial information of KL Energy Corporation and KL Process Design Group, LLC.

(d) Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated September 30, 2008 between the registrant and KL Process Design Group, LLC.

2.2	Agreement of Merger dated September 30, 2008 between the registrant and KL Process Design Group, LLC.

2.3	Articles of Merger dated September 30, 2008 between the registrant and KL Process Design Group, LLC.

10.1	Securities Purchase Agreement dated September 30, 2008 between the registrant and certain investors.

10.2	Form of Common Stock Purchase Warrant.

10.3	Performance Escrow Agreement dated September 30, 2008 between the registrant and certain shareholders.

10.4	Employment Agreement dated September 30, 2008 between the registrant and Randy Kramer.

10.5	Employment Agreement dated September 30, 2008 between the registrant and David Litzen.

10.6	Employment Agreement dated September 30, 2008 between the registrant and Dennis Harstad.

10.7	Employment Agreement dated September 30, 2008 between the registrant and Steve Corcoran.

16.1	Letter from Moore & Associates, Chartered

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KL Energy Corporation

Dated: October 1, 2008	By:	/s/ Randy Kramer
Name: Randy Kramer
Title: President, Chief Executive Officer, Chief Financial Officer, and Chairman of the Board

KL PROCESS DESIGN GROUP, LLC AND SUBSIDIARIES
RAPID CITY, SOUTH DAKOTA
_____________________________________________

CONSOLIDATED FINANCIAL STATEMENTS
AND INDEPENDENT AUDITOR’S REPORT
DECEMBER 31, 2007 AND 2006

KL PROCESS DESIGN GROUP, LLC AND SUBSIDIARIES

TABLE OF CONTENTS

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Independent Auditor’s Report on the Financial Statements	1

Financial Statements:

Consolidated Balance Sheets	2-3

Consolidated Statements of Operations	4

Consolidated Statements of Members’ Equity (Deficit)	5

Consolidated Statements of Cash Flows	6

Notes to Consolidated Financial Statements	7-16

EKS&H
EHRHARDT · KEEFE
STEINER · HOTTMAN PC
CERTIFIED PUBLIC ACCOUNTANTS AND ADVISORS

7979 E. Tufts Avenue, Suite 400
Denver, Colorado 80237-2843
P: 303-740-9400 F: 303-740-9009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
KL Process Design Group, LLC and Subsidiaries
Rapid City, South Dakota

We have audited the accompanying consolidated balance sheets of KL Process Design Group, LLC and Subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, members' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of KL Process Design Group, LLC and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11 to the consolidated financial statements, the Company has suffered recurring losses from operations, has negative working capital and its total liabilities exceed total assets. This raises substantial doubt about the Company ability to continue as a going concern without any adequate fundraising. Management's plans in regard to these matters are also described in Note 11 and 13. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Ehrhardt Keefe Steiner & Hottman PC
Ehrhardt Keefe Steiner & Hottman PC

September 29, 2008
Denver, Colorado

· DENVER · FORT COLLINS · BOULDER ·
www.EKSH.com

KL PROCESS DESIGN GROUP, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30, 2008	December 31,
	(unaudited)	2007	2006
ASSETS
Current Assets
Cash and Cash Equivalents	$7,475	$191,726	$231,192
Trade Receivables, Net of Allowance for Doubtful Accounts- June 30, 2008 (unaudited)- $345,046, December 31, 2007- $234,510 and December 31, 2006- $24,999	540,968	1,512,800	270,367
Costs and Estimated Earnings in Excess of Billings on Uncompleted Contracts	—	168,890	144,487
Inventories	174,899	192,911	70,963
Note Receivable, Current Portion	13,914	—	—
Prepaid Expenses and Other Assets	86,676	172,310	10,033
Total Current Assets	823,932	2,238,637	727,042

Non-Current Assets
Long-Term Note Receivable, Less Current Portion	312,086	—	—
Property, Plant, and Equipment, Net	5,627,676	6,874,191	2,333,206
Total Non-Current Assets	5,939,762	6,874,191	2,333,206
TOTAL ASSETS	$6,763,694	$9,112,828	$3,060,248

	June 30, 2008	December 31,
	(unaudited)	2007	2006
LIABILITIES AND MEMBERS' EQUITY (DEFICIT)
Current Liabilities
Lines of Credit and Short-Term Borrowings	$500,000	$380,000	$—
Current Maturities of Long-Term Debt	719,151	722,873	800,000
Subordinated Debt – Related Parties	748,148	600,000	—
Accounts Payable	4,012,194	3,845,893	1,122,615
Billings in Excess of Costs and Estimated Earnings on Uncompleted Contracts	2,122,348	2,850,223	628,268
Accrued Payroll	335,913	236,871	74,927
Other Liabilities	187,228	26,248	4,070
Total Current Liabilities	8,624,982	8,662,108	2,629,880

Long-Term Debt, Less Current Maturities	1,957,717	2,064,949	—

Commitments and Contingencies

Minority Interest in Subsidiaries	187,928	292,990	903,545

Members' Equity (Deficit)
Members' Contributions	9,000	9,000	9,000
Accumulated Deficit	(4,015,933)	(1,916,219)	(482,177)
Total Members' Equity (Deficit)	(4,006,933)	(1,907,219)	(473,177)

TOTAL LIABILITIES AND MEMBERS' EQUITY (DEFICIT)	$6,763,694	$9,112,828	$3,060,248

See notes to financial statements

KL PROCESS DESIGN GROUP, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Six Months Ended		For the Years Ended
	June 30, 2008	June 30, 2007	December 31,
	(unaudited)	(unaudited)	2007	2006
Revenue
Engineering and Management Contract	$3,552,639	$3,090,543	$5,260,645	$2,905,589
Fuel Sales	1,730,476	1,061,478	2,558,742	2,593,750
Total Revenue	5,283,115	4,152,021	7,819,387	5,499,339

Operating Expenses
Cost of Engineering and Management Contract	1,807,889	1,811,705	2,904,619	811,634
Cost of Fuel Sales	1,552,446	1,308,553	2,344,961	2,765,608
General and Administrative	2,499,228	1,781,321	2,628,480	2,253,343
Research and Development	1,424,634	253,324	1,674,920	128,957
Total Operating Expenses	7,284,197	5,154,903	9,552,980	5,959,542
Loss from Operations	(2,001,082)	(1,002,882)	(1,733,593)	(460,203)

Non-Operating Income (Expense):
Other Income (Expense)	9,921	92,484	13,151	(34,638)
Interest Income	9	—	—	125
Interest Expense	(213,624)	(119,820)	(310,156)	(23,260)
Total Non-Operating Expense, Net	(203,694)	(27,336)	(297,005)	(57,773)

Loss Before Minority Interest In Net Loss of Subsidiaries	(2,204,776)	(1,030,218)	(2,030,598)	(517,976)

Minority Interest in Net Loss of Subsidiaries	105,062	81,556	638,770	55,451

Net Loss	$(2,099,714)	$ (948,662)	$(1,391,828)	$(462,525)

See notes to financial statements.

KL PROCESS DESIGN GROUP, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006 AND FOR
THE SIX MONTHS ENDED JUNE 30, 2008 (Unaudited)

			TOTAL
			MEMBERS’
	MEMBERS’	ACCUMULATED	EQUITY
	CONTRIBUTIONS	DEFICIT	(DEFICIT)

Balance – December 31, 2005	$9,000	$(19,652)	$(10,652)

Net Loss		(462,525)	(462,525)

Balance – December 31, 2006	$9,000	$(482,177)	$(473,177)

Net Loss		(1,391,828)	(1,391,828)
Distributions		(42,214)	(42,214)

Balance – December 31, 2007	$9,000	$(1,916,219)	$(1,907,219)

Net Loss (Unaudited)		(2,099,714)	(2,099,714)

Balance – June 30, 2008 (Unaudited)	$9,000	$(4,015,933)	$(4,006,933)

See notes to financial statements.

KL PROCESS DESIGN GROUP, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended		For the Years Ended
	June 30, 2008	June 30, 2007	December 31,
	(unaudited)	(unaudited)	2007	2006
Cash Flows From Operating Activities
Net Loss	$(2,099,714)	$(948,662)	$(1,391,828)	$(462,525)
Adjustments to Reconcile Net Loss to Net Cash Provided by (Used In) Operating Activities:
Depreciation	882,764	53,694	671,580	102,792
Allowance for Doubtful Accounts	110,536	(24,999)	209,511	24,999
Minority Interest in Net Loss of Subsidiaries	(105,062)	(81,556)	(638,770)	(55,451)
Gain on Sale of Airplane	3,365	—	—	—
Changes in Current Assets and Liabilities:
(Increase) Decrease in:
Trade Receivables	861,296	(567,523)	(1,451,944)	(295,366)
Costs and Estimated Earnings in Excess of Billings on Uncompleted Contracts	168,890	92,897	(24,403)	(144,487)
Inventories	18,012	24,957	(93,733)	(70,963)
Prepaid Expenses and Other Assets	85,634	4,006	22,992	7,968
Increase (Decrease) in:
Accounts Payable	270,990	1,384,755	2,723,278	990,822
Billings in Excess of Costs and Estimated Earnings on Uncompleted Contracts	(727,875)	364,668	2,221,955	628,268
Accrued Payroll and Other Liabilities	260,022	141,734	184,122	78,997
Net Cash Provided by (Used In) Operating Activities	(271,142)	443,971	2,432,760	805,054

Cash Flows From Investing Activities
Purchases of Property, Plant and Equipment	(119,208)	(2,940,014)	(5,212,565)	(1,528,960)
Proceeds from the Sale of Assets	48,905	—	—	—
Net Cash Provided by (Used in) Investing Activities	(70,303)	(2,940,014)	(5,212,565)	(1,528,960)

Cash Flows From Financing Activities
Checks Written in Excess of Bank Balance	—	32,463	—	—
Net Proceeds from Lines of Credit and Short-Term Borrowings	120,000	250,000	380,000	—
Proceeds from Subordinated Debt – Related Parties, Net	148,148	600,000	600,000	—
Proceeds from Long-Term Debt	—	2,300,000	2,005,013	—
Principal Payments on Long-Term Debt	(110,954)	(802,020)	(202,460)	—
Cash Distributions Paid	—	(20,000)	(42,214)	—
Cash Proceeds from Minority Interest Holders	—	—	—	950,000
Net Cash Provided by (Used in) Financing Activities	157,194	2,360,443	2,740,339	950,000

Net Increase (Decrease) in Cash and Cash Equivalents	$(184,251)	$(135,600)	$(39,466)	$226,094
Cash and Cash Equivalents:
Beginning of Period	191,726	231,192	231,192	5,098
End of Period	$7,475	$95,592	$191,726	$231,192

Supplemental Disclosures of Cash Flow Information
Interest Paid	$210,404	$119,820	$295,816	$23,260
Contribution of Inventory By Minority Interest Holders	—	— 28,215	—
Prepaid Insurance Financed with Note Payable	—	—	185,269	—
Assets Financed with a Note Payable	—	—	—	800,000
Sale of Assets for Note Receivable	326,000	—	—	—
Return of Asset for Reduction in Accounts Payable	104,689	—	—	—

KL PROCESS DESIGN GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Nature of Business and Significant Accounting Policies

Nature of Business

KL Process Design Group, LLC and subsidiaries (the Company) is engaged in the business of providing management, engineering, and marketing services primarily under long-term contracts to biofuel production facilities throughout the Midwestern United States. In addition, the Company, through Western Biomass Energy, LLC (WBE), has designed, built, and operates a cellulose-based ethanol (CBE) plant. Construction on the plant began during the year ended December 31, 2006 and was substantially completed in August 2007. The plant is located in Upton, Wyoming and is designed to convert wood products and wood waste products into ethanol. The WBE plant was built to serve as a demonstration facility and to operate commercially with a capacity of approximately 1.5 million gallons of CBE per year. A commercially viable ethanol product was not produced during the year ended December 31, 2007 (Note 11). During the six months ended June 30, 2008, a commercially viable grade of ethanol was developed; however, the product has not been quality tested and is not yet marketed to the public.

The Company also distributed ethanol blended fuel through Patriot Motor Fuels, LLC (Patriot) to two service stations located in South Dakota and Nebraska.

Significant Accounting Policies

Unaudited Interim Financial Information

The unaudited consolidated interim financial information as of June 30, 2008 and for the six month periods ended June 30, 2008 and 2007 has been prepared by the Company using accounting principles consistent with the audited financial information for the years ended December 31, 2007 and 2006. The Company has made all normal, recurring adjustments it believes are necessary to present fairly, in all material respects, the unaudited consolidated interim financial information.

Use of Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The following estimates are significant to the Company’s financial statements: costs to complete on long-term contracts, useful lives of property, plant and equipment, impairment of long-lived assets, going concern analysis, and the allowance for doubtful accounts.

Principles of Consolidation

The accompanying 2007 consolidated financial statements include the results of operations and financial position of KL Process Design Group, LLC (KLPDG) and its subsidiaries, KL Energy, LLC (KLE), KL Management, LLC (KLM), WBE, and Patriot. KLM and KLE are 53% owned by KLPDG and the remaining 47% is owned by three other individuals. WBE is 61% owned by KLPDG and 39% owned by various unrelated investors. Patriot is 50% owned by the two individuals owning KLPDG and two other owners hold the remaining 50% interest. Subsequent to 6/30/08, KLPDG ownership interest increased to 75% for Patriot, KLM, and KLE.

The 2006 consolidated financial statements include the accounts of KLPDG, WBE and Patriot. KLM and KLE were formed during the first six months of 2007.

The Financial Accounting Standards Board (FASB) has issued revised FASB Interpretation 46 (FIN 46R), “Consolidation of Variable Interest Entities.” FIN 46R requires that a company that holds variable interests in an entity consolidate the entity if the company’s interest in the variable interest entity (VIE) is such that the company will absorb a majority of the VIE’s expected losses and/or receive a majority of the VIE’s expected residual returns, if they occur. In such cases, the company is the primary beneficiary of the VIE. The issuance of this accounting pronouncement, which interpreted an existing generally accepted accounting principle, caused KLPDG to include the financial results of Patriot in its consolidated financial statements. Because of the common control of Patriot, it was concluded that consolidation better presents the financial information of the Company. The following is a summary of Patriot’s financial information:

	June 30,
	2008 (unaudited)	2007	2006
Assets, Primarily Purchased Fuel Inventory and Receivables	$255,909	$96,380	$111,672
Liabilities, Primarily Trade Payable	442,369	279,910	340,618
Members’ Equity (Deficit)	(186,460)	(183,530)	(228,946)
Net Income (Loss)	$(2,498)	$45,416	$(227,290)

KL PROCESS DESIGN GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(1) Nature of Business and Significant Accounting Policies (Continued)

Significant Accounting Policies (Continued)

Principles of Consolidation (Continued)

All material related party balances and transactions have been eliminated in consolidation. Consolidated financial statements are presented as the companies are under common management and ownership, and reflect the minority owned interests in KLM, WBE and Patriot.

Cash and Cash Equivalents

For financial statement purposes, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company maintains its cash in bank deposit accounts, which at times exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash. The Company held cash in excess of federally insured limits of $0 (unaudited) as of June 30, 2008, and approximately $56,000 and $274,000 as of December 31, 2007 and 2006, respectively.

Trade Receivables

Trade receivables are carried at original invoice less an estimate made for doubtful receivables based on a periodic review of all outstanding amounts. Management of the Company has established an allowance for doubtful accounts based on their estimate of uncollectible accounts and is established based on historical performance that is tracked by the Company on an ongoing basis. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received. Trade receivables are considered to be past due if any portion of the receivable is outstanding for more than 90 days, except for receivables with customers for which special arrangements have been made.

Inventories

Inventories are stated at the lower of cost (first-in, first-out method) or market.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation on property, plant and equipment is computed using the straight-line method based on the following estimated useful lives:

Years
Plant and Plant Equipment	5
Office Furnishings and Equipment	3-7
Airplane and Vehicles	5-10

Long-Lived Assets

The Company assesses the realizable value of long-lived assets for potential impairment at least annually or when events and circumstances warrant such a review.  The carrying value of a long-lived asset is considered impaired when the anticipated fair value is less than its carrying value.  In assessing the recoverability of our long-lived assets, we must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets.  In addition, we must make assumptions regarding the useful lives of these assets.  As of June 30, 2008, we evaluated our long-lived assets for potential impairment.  Based on our evaluation, no impairment charge was recognized.

KL PROCESS DESIGN GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(1) Nature of Business and Significant Accounting Policies (Continued)

Significant Accounting Policies (Continued)

Revenue and Cost Recognition

Revenue from fixed price contracts is recognized on the percentage-of-completion method, measured by the percentage of costs incurred to date to estimated total costs for each contract. This method is used because management considers expended costs to be the best available measure of progress on these contracts. Due to uncertainties inherent in the estimation process, it is at least reasonably possible that the completion costs for contracts in progress at December 31, 2007, and at June 30, 2008 will be revised significantly in the near term.

Contract costs include all direct material, subcontract and labor costs, and those indirect costs related to contract performance, such as labor, supply, tool, and depreciation costs. Operating costs are charged to expense as incurred. Revenue is reported net of sales tax collected. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

The asset, "Costs and Estimated Earnings in Excess of Billings on Uncompleted Contracts," represents revenue recognized in excess of amounts billed. The liability, "Billings in Excess of Costs and Estimated Earnings on Uncompleted Contracts," represents billings in excess of revenue recognized.

Patriot provides blended fuel on consignment to service stations. Revenue related to the sale of blended fuel by Patriot is recorded when the ethanol is sold by the service station to the end customer.

The Company has other long-term contracts whereby it is paid monthly for services provided. The Company recognizes revenue when persuasive evidence of an arrangement exists, the price is fixed and determinable, and collectability is reasonably assured.

Research and Development Costs

Research and development costs consist of direct labor, depreciation, and other direct expenses incurred in the operations of the CBE plant in Upton, Wyoming and are expensed as incurred.

Advertising Costs

The Company follows the policy of charging the costs of advertising to expense as incurred. Included in operating expenses is advertising and promotion expenses of approximately $13,000 (unaudited) and $42,000 (unaudited) for the six months ended June 30, 2008 and 2007, respectively, and $107,000 and $4,000 for the years ended December 31, 2007 and 2006, respectively.

 Income Taxes

The Company is not a tax paying entity for federal and state income tax purposes, and thus no income tax provision has been recorded in the statements. Income and losses of the Company are reported by the members on their respective income tax returns.

Fair Value of Financial Instruments

The carrying amount of financial instruments including cash and cash equivalents, accounts receivable, short-term investments, accounts payable, and accrued expenses approximated fair value as of December 31, 2007 and 2006 due to the relatively short maturity of these instruments.

The carrying amount of subordinated debt and other debt outstanding also approximate their fair values as of December 31, 2007 and 2006 because interest rates on these instruments approximate the interest rate on debt with similar terms available to the Company.

Warranty Costs

The Company provides warranties on the engineering and construction management services it provides. The Company has not had to provide warranty services in the past, and management does not anticipate significant warranty liability for work performed through December 31, 2007. Therefore, no allowance for warranty costs has been recorded.

KL PROCESS DESIGN GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(1) Nature of Business and Significant Accounting Policies (Continued)

Significant Accounting Policies (Continued)

Recently Issued Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS 157 is effective for the Company’s fiscal year beginning July 1, 2008. In February 2008, the FASB issued FASB Staff Position No. FAS 157-2, “ Effective Date of FASB Statement No. 157” (“FSP 157-2”), to partially defer SFAS 157. FSP 157-2 defers the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years, and interim periods within those fiscal years, beginning after November 15, 2008. The adoption of SFAS 157 and FSP 157-2 is not expected to have a material impact on the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159 (“SFAS 159”), “The Fair Value Option for Financial Assets and Financial Liabilities”. SFAS 159 establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. Previously, accounting rules required different measurement attributes for different assets and liabilities that created artificial volatility in earnings. SFAS 159 helps to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting. SFAS 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007, though early adoption is permitted. The adoption of SFAS 159 did not have an impact on the Company’s consolidated financial statements.

In March 2007, the FASB ratified Emerging Issues Task Force No. 06-11, (“EITF 06-11”), “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards”. EITF 06-11 requires companies to recognize the income tax benefit realized from dividends or dividend equivalents that are charged to retained earnings and paid to employees for non-vested equity-classified employee share-based payment awards as an increase to additional paid-in capital. EITF 06-11 is effective for fiscal years beginning after September 15, 2007. The Company does not expect that EITF 06-11 will have a material impact on its financial position, results of operations, or cash flows.

In December 2007, the FASB issued SFAS No. 160 (“SFAS 160”), “Non-controlling Interests in Consolidated Financial Statements—an amendment of ARB No. 51”. SFAS 160 establishes accounting and reporting standards for non-controlling interests in subsidiaries. This statement requires the reporting of all non-controlling interests as a separate component of stockholders’ equity, the reporting of consolidated net income (loss) as the amount attributable to both the parent and the non-controlling interests and the separate disclosure of net income (loss) attributable to the parent and to the non-controlling interests. In addition, this statement provides accounting and reporting guidance related to changes in non-controlling ownership interests. Other than the reporting requirements described above which require retrospective application, the provisions of SFAS 160 are to be applied prospectively in the first annual reporting period beginning on or after December 15, 2008. The Company is currently evaluating the potential impact of SFAS 160 on the consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141R (“SFAS 141R”), “Business Combinations,” which replaces FASB Statement No. 141. SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed any non-controlling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. SFAS 141R is effective as of the beginning of an entity’s fiscal year that begins after December 15, 2008, which will be our year beginning January 1, 2009. We are currently evaluating the potential impact, if any, of the adoption of SFAS 141R on our consolidated financial statements.

In March 2008, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 161,“Disclosures about Derivative Instruments and Hedging Activities – an amendment to FASB Statement No. 133”(“SFAS 161”). SFAS No. 161 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early adoption encouraged. The adoption of this statement is not expected to have a material effect on the Company’s consolidated financial statements.

KL PROCESS DESIGN GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(1) Nature of Business and Significant Accounting Policies (Continued)

Significant Accounting Policies (Continued)

In April 2008, the FASB issued FASB Staff Position (FSP) FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP FAS 142-3”). FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets.” FSP FAS 142-3 is effective for fiscal years beginning after December 15, 2008 and early adoption is prohibited. The adoption of this statement is not expected to have a material impact on the Company’s consolidated financial statements.

(2) Inventories

Inventories consist of the following at:
	June 30,	December 31,	December 31,
	2008 (unaudited)	2007	2006
Purchased Fuel	$75,924	$66,686	$70,963
Raw Materials	98,975	126,225	—
	$174,899	$192,911	$70,963

(3) Note Receivable

During the six months ended June 30, 2008, the Company sold 50% of the interest in the airplane to an unrelated party. The Company remains responsible for the principle and interest payments on this aircraft note payable to the finance company (Note 8). The note receivable at June 30, 2008 of $326,000 (unaudited) is the amount owed by the purchaser of the 50% interest in the airplane. The note carries interest at 7.25%, requiring monthly principal and interest payments of $3,104 through June 2012, with a balloon payment at that date. The note is secured by the airplane.

(4) Property, Plant, and Equipment

Property, plant, and equipment consist of the following at:
	June 30,	December 31,	December 31,
	2008 (unaudited)	2007	2006
Plant and Plant Equipment	$6,519,852	$6,514,969	$—
Office Furnishings and Equipment	173,595	173,595	52,037
Airplane and Vehicles	482,849	$959,999	953,576
Construction in Progress	—	—	1,430,385

	$7,176,296	$7,648,563	$2,435,998
Less Accumulated Depreciation	1,548,620	774,372	102,792
Total Property, Plant, and Equipment, Net	$5,627,676	$6,874,191	$2,333,206

Construction costs associated with the CBE plant are stated at cost (including direct construction costs, and capitalized interest). WBE has also capitalized approximately $445,000 of professional engineering and construction services provided by KLPDG through December 31, 2007. Depreciation expense, excluding depreciation expenses charged to research and development, was approximately $49,000 (unaudited) and $54,000 (unaudited) for the six months ended June 30, 2008 and 2007, respectively, and approximately $116,000 and $103,000 for the years ended December 31, 2007 and 2006, respectively. Included in research and development expense is depreciation expense of approximately $834,000 (unaudited) and $0 (unaudited) for the six months ended June 30, 2008 and 2007, respectively, and approximately $555,000 and $0 for the years ended December 31, 2007 and 2006, respectively.

KL PROCESS DESIGN GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(5) Costs and Estimated Earnings on Uncompleted Contracts

Costs and estimated earnings on uncompleted long-term contracts consist of the following at the six months ending June 30, 2008 (unaudited) and year ended December 31:

	June 30,	December 31,	December 31,
	2008 (unaudited)	2007	2006
Costs Incurred on Uncompleted Contracts	$4,846,685	$3,675,301	$998,769
Estimated Earnings	1,891,274	1,332,983	330,849
	6,737,959	5,008,284	1,329,618
Less Billings to Date	8,860,307	7,689,617	1,813,399
	$(2,122,348)	$(2,681,333)	$(483,781)

Included in the Balance Sheet Under the Following Captions:
Costs and Estimated Earnings in Excess Billings on Uncompleted Contracts	—	$168,890	$144,487
Billings in Excess of Costs and Estimated Earnings on Uncompleted Contracts	(2,122,348)	(2,850,223)	(628,268)
	$(2,122,348)	$(2,681,333)	$(483,781)

A member of KLPDG was also a member of the board of directors for and held an ownership interest in Customer A during this period. The Company was providing construction management and engineering services for the construction of an addition to Customer A’s existing facility for a total estimated cost to the customer of $5,600,000. Customer A issued a stop work order on the construction project in March 2008 and has not committed to completing the construction project. If the contract is terminated prior to completion, the Company may be liable to return excess billings.

The percentage of contract revenue generated from contracts with one customer (Customer B) was 37.0% (unaudited) and 0% (unaudited) for the six months ended June 30, 2008 and 2007, respectively, and 11.0% and 0% for the years ended December 31, 2007 and 2006, respectively. The Company provided construction management and engineering services for the construction of a new biofuels production facility for a total estimated cost to the customer of $5,980,000. Billings on this contract exceed costs and estimated earnings by approximately $482,000 (unaudited) at June 30, 2008 and $970,000 at December 31, 2007. The contract was 46.5% (unaudited) and 10.1% complete at June 30, 2008 and December 31, 2007, respectively, based on costs incurred to date compared to total estimated costs. Subsequent to year end, Customer B has proposed a change order to revise the scope of the work to include only engineering services and to reduce the total contract to $4,660,000. As of the date of this report, the change order has not been signed; however, it is likely that the scope of services will be reduced in the near term. If the change order were to take effect, revenue would be increased by approximately $170,000 (unaudited) and billings in excess of revenue would be reduced by approximately $170,000 (unaudited) at June 30, 2008 and December 31, 2007.

(6) Short-Term Borrowing Arrangements

The Company has available a $250,000 revolving line of credit with Wells Fargo Bank, N.A. The line of credit accrues interest payable monthly at the prime rate plus .5% (5.5% at June 30, 2008 (unaudited) and 7.75% at December 31, 2007) and matures on November 1, 2008. Outstanding borrowings under this agreement are $250,000 at December 31, 2007. The note is personally guaranteed by KLPDG members and collateralized by the members’ personal property.

At June 30, 2008 and December 31, 2007, the Company had an additional unsecured line of credit with Wells Fargo Bank, N.A. The line accrues interest at the prime rate plus 5.0% (12.25% at December 31, 2007) and was paid in full in February 2008. Outstanding borrowings under this agreement are $130,000 at December 31, 2007. The note was personally guaranteed by KLPDG members.

At June 30, 2008 (unaudited), the Company has a secured promissory note to Lansing Securities Corp. of $250,000 at 10% interest with a maturity date of October 1, 2008 at which time all accrued interest and principal is due. The note is secured by substantially all of the assets of the Company.

KL PROCESS DESIGN GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(7) Subordinated Debt – Related Parties

The Company has three subordinated unsecured notes payable to Company Members totaling $748,148 at June 30, 2008 (unaudited) and $600,000 at December 31, 2007. A $600,000 note includes interest at a variable rate, which was 5% at June 30, 2008 (unaudited), and 7.25% at December 31, 2007. This note is unsecured and due on demand. Two additional notes of $75,000 each are fixed at rates from 5.7% and 6.25%, respectively, and are subordinate to all other debt, are unsecured, and due on demand.

(8) Long-Term Debt

The following is a summary of long-term debt as of June 30, 2008 and December 31:

	June 30,	December 31,
	2008	2007	2006
	(unaudited)
Note payable to bank, payable in six monthly installments of $17,560 followed by ten monthly installments of $103,243, including interest at 8.5%, with remaining principal and interest due April 2009, secured by substantially all assets of WBE and guaranteed by certain WBE members and KLPDG	$2,005,013	$2,005,013	—

Note payable to finance company, payable in monthly installments of $6,207 with remaining principal and interest due June 2012, including 7.25%, secured by aircraft and guaranteed by KLPDG members (a)	653,812	667,423	—

Notes to Allegiance Insurance for payment of insurance premiums, averaging 9.00%, payable in monthly installments of $16,023	18,043	115,386	—

Note payable, personally guaranteed by a KLPDG member	—	—	800,000
	2,676,868	2,787,822	800,000
Less current maturities of long term debt	719,151	722,873	800,000
	$1,957,717	$2,064,949	—

The following are the future maturities of long-term for the years ending December 31:

2008	$722,873
2009	1,453,554
2010	31,202
2011	33,541
2012	546,652
Total	$2,787,822

(a) The Company has a covenant to maintain ownership of the aircraft. During the six months ended June 30, 2008, KLPDG sold half of its interest in the aircraft. The company received $48,905 in cash and a note receivable from the purchaser for $326,000 (Note 3) for the transaction, and recorded a net loss on the sale of $3,365, which is included in other income (expense). The Company remains responsible for the principle and interest payments on this note payable to the finance company. The Company has obtained a waiver from the financing company for the covenant violation and, accordingly, the original terms of the related lending agreement remain binding.

KL PROCESS DESIGN GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(9) Commitments and Contingencies

Leases and Rental Expense

The Company leases construction equipment and other equipment under short-term operating leases with various terms and conditions, none exceeding one year. Total rental expense on these operating leases was approximately $40,455 (unaudited) and $108,389 (unaudited) for the six months ended June 30, 2008 and 2007 (unaudited), respectively, and $89,200 and $15,400 for the years ended December 31, 2007 and 2006, respectively.

The Company leased its office space and airplane hanger under operating leases with various terms and conditions, generally not exceeding one year. Total rent expense under the facility leases was approximately $41,000 (unaudited)  and $27,924 (unaudited) for the six months ended June 30, 2008 and 2007, respectively, and $66,800 and $23,000 for the years ended December 31, 2007 and 2006, respectively. The Company has office lease obligations with a lease that expires September 30, 2011, of approximately $38,000 for the six months ended December 31, 2008, $63,000 for 2009, $69,000 for 2010, and $52,000 for 2011.

The Company leases a condo for employee housing from an individual related to a member under a month-to-month lease. Total rent expense under this lease was approximately $3,345 (unaudited) and $0 (unaudited) for the six months ended June 30, 2008 and 2007, respectively, and $1,800 and $0 for the years ended December 31, 2007 and 2006, respectively.

The Company leases land in Upton, WY for its CBE plant. The lease is month to month. The Company has received a letter of intent from the lessor which states that the lessor intends to extend the lease for two years and offer an additional three year option on the lease. Should the negotiations on the lease extension be unsuccessful, there may be a significant impairment of the Company’s carrying value in the plant, equipment, and improvements at this location. Total rent expense under this agreement is approximately $8,500 (unaudited) and $0 (unaudited) for the six months ended June 30, 2008 and 2007, respectively, and $19,900 for each of the years ended December 31, 2007 and 2006.

WBE Ownership

WBE has an agreement with a wood residue supplier to supply the CBE plant with raw materials in exchange for an ownership interest in WBE. The agreement between the two entities allows the supplier to receive a 1% ownership interest in WBE for every 625 tons of wood residue delivered up to 4% and 2,500 tons. As of June 30, 2008 and December 31, 2007, approximately 174 (unaudited) and 660 tons, respectively, were delivered and the supplier was granted a 0% and 1% ownership interest in WBE. The contribution of wood feed stock for ownership was valued at the fair market value of wood feedstock of $28,125 at December 31, 2007.

Licensing Agreement

The Company has an agreement with the South Dakota School of Mines and Technology whereby the school granted the Company all intellectual property rights associated with joint discovery and development of any CBE technology. If a technology license is generated from this research and later sold, the Company is committed to paying a licensing fee to the school. No licenses have been sold to date and no amounts have been recorded in the consolidated financial statements related to this agreement.

KLM Profit Share Agreement

KLM entered into a contract in 2007 whereby KLM would provide management and process improvement services to two biofuels production facilities in exchange for a standard monthly fee and a share of the customer’s profits at the end of the one-year contract term. KLM has received quarterly estimated payments of profit share amounts from one of its customers totaling approximately $157,000. During the six months ended June 30, 2008, KLM received notice from this customer that the customer would not meet profit projections and the customer requested a return of the profit share payments made. KLM is disputing the revised profit share calculation, but has recorded a reserve against revenue and a liability for the profit share payments previously received and recognized during the year. During 2007, one of the members of KLM was a member of the Board of Managers for this customer and the Company has several other long-term agreements with this customer.

KL PROCESS DESIGN GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(9) Commitments and Contingencies (Continued)

Litigation

The Company is named in a personal injury claim wherein an individual working for a subcontractor was injured while working on the construction of a grain based ethanol plant. The Company was hired by the construction manager for the plant construction. The individual claims that an employee of the KL Company gave him direction to open the boiler when it was not yet cooled and as a result he suffered second and third degree burns. The employer of this individual is seeking to subrogate its workers compensation claim. At this time, the Company and its legal counsel are unable to predict the outcome of the case. The Company and its legal counsel do not believe that the Company will be found negligent in this case; however, if it is found negligent, it is unlikely that the Company’s workers’ compensation insurance would cover the claim. The amount of liability, if any, is not determinable.

In the normal course of business, the Company is party to litigation from time to time. The Company maintains insurance to cover certain actions and believes resolution of such litigation will not have a material adverse effect on the Company.

(10) Retirement Plan

In 2006, the Company established a SIMPLE salary deferral plan under Section 401(k) of the Internal Revenue Code for full-time employees who meet certain eligibility requirements. Under the provisions of the plan, employees may elect to contribute a percentage of their compensation to the plan subject to the limitations prescribed by law. The plan provides for matching contributions by the Company up to 2% of eligible compensation. The Company has incurred expenses of approximately $17,000 (unaudited) and 6,000 (unaudited) for the six months ended June 30, 2008 and 2007, respectively, and $48,000 and $16,600 related to this plan for the years ended December 31, 2007 and 2006, respectively.

(11) Continuing Operations

During the period from its inception to December 31, 2007, the Company has incurred significant annual net losses and at June 30, 2008 and December 31, 2007, the Company has negative working capital (i.e. current assets less current liabilities) of approximately $7,800,000 (unaudited) and $6,400,000, respectively, and its total liabilities exceeds its total assets by approximately $3,800,000 (unaudited) and $1,600,000, respectively. The grain based ethanol industry, the industry in which the Company has historically operated, has also begun to face new challenges including the rising cost of raw materials (corn), increased construction costs, and a reduction in public and governmental support. Engineering and construction management represents a substantial amount of the Company’s business and the grain based ethanol industry challenges may be an impediment to new grain based ethanol construction. Furthermore, the Company has used cash flows generated by KLPDG contracts to fund the construction of a demonstration cellulose based ethanol plant which management considers to be KLPDG’s future within the ethanol industry. Certain contractual payments that have been paid to the engineering and construction management business may have to be returned to two customers (Note 5). Furthermore, there is a risk that the product produced at the demonstration cellulose based ethanol plant may not be immediately commercially viable, or the Company may not be able to produce sufficient saleable ethanol at this facility to cover the costs of plant operations or to repay its loans from outside debtors and affiliated companies. In addition, the pending negotiations on the land lease at the cellulose based ethanol plant (Note 9) may play a part in the future operations of the plant.

These factors, among others, indicate the Company may be unable to meet its current obligations and may be unable to continue as a going concern. Management is attempting to raise additional capital through various methods and is refocusing its business to cellulose based ethanol. During July, 2008 and September 2008, the Company received $3,100,000 in financing and a commitment to receive $3,000,000 in financing (Note 13).

(12) Segment Information

The Company consisted of three segments, as defined by SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” identified as contract revenue, fuel sales, and biofuel. The biofuel segment is expected to begin operations starting in 2009. The Company manages its business and aggregates it operational and financial information in accordance with three reportable segments. The biofuel segment is focused on developing unique technical and operational capabilities designed to enable the production and commercialization of biofuel, in particular ethanol from cellulosic biomass. Its engineering and management contract segment provides contracted engineering and project development to third party customers. Its fuel sales segment provides ethanol fuel blends to retail users. Management assesses performance and allocates resources based on discrete financial information for the biofuel and business segments. For the biofuel segment, performance is assessed based on total operating expenses and capital expenditures. Operating expenses for each segment include direct costs of that segment. Expenses and assets shared by the segments require the use of judgments and estimates in determining the allocation of expenses to the segments. Different assumptions or allocation methods could result in materially different results by segment.

KL PROCESS DESIGN GROUP, LLC, AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONCLUDED)

Financial information for the Company’s business segments was as follows (in thousands):

	For the Six Months Ended		For the Years Ended
	June 30, 2008	June 30, 2007	December 31,
	(unaudited)	(unaudited)	2007	2006
Engineering and Management Contract	$3,553	$3,091	$5,260	$2,906
Fuel Sales	1,730	1,061	2,559	2,593
Total Revenue	$5,283	$4,152	$7,819	$5,499

Engineering and Management Contract	$1,808	$1,812	$2,905	812
Cost of Fuel Sales	1,552	1,309	2,345	2,766
Research and Development	1,425	253	1,675	129
General and Administrative	2,499	1,781	2,628	2,252
Total Operating Expenses	$7,284	$5,155	$9,553	$5,959
(Loss) from Operations:	$(2,001)	$(1,003)	$(1,734)	$(460)

Identifiable Fixed Assets:
Engineering and Management Contract	$656	$1,093	$1,133	$1,006
Fuel Sales	—	—	—	—
Research and Development	6,520	4,283	6,515	1,430
Total	7,176	5,376	7,648	2,436
Less: Accumulated Depreciation	1,548	157	774	103
Total Identifiable Fixed Assets	$5,628	$5,219	$6,874	$2,333

Depreciation Expense:
Engineering and Management Contract	$49	$54	$116	$103
Fuel Sales	—	—	—	—
Research and Development	834	—	556	—
Total Depreciation Expense	$883	$54	$672	$103

(13) Subsequent Events

In July 2008, the Company received financing from Niton Capital (formerly PPM Holdings LTD) a sister company of Fair Energy S.A. totaling $3,100,000. The notes accrue interest at a rate of 10% per annum. The maturity date of the notes shall be the earlier of (i) December 31, 2008 or (ii) the closing of a Public Transaction (the “Conversion Date”). In accordance with the notes, in the event that the Company consummates, prior to December 31, 2008, an initial underwritten public offering of the Company’s common stock or a reverse acquisition with a public company in conjunction with financing by a private placement of its securities, then the outstanding principal amount of and all accrued but unpaid interest under these notes shall be converted into shares of common stock of the Company at a conversion price equal to 66.66% of the price per share offered to the investors in the private placement. Should the Company not become a public entity by December 31, 2008, the Company shall indemnify the Holder by a fee in the amount of $1,550,000.

On September 5, 2008, the Company received a financing commitment in the form of redeemable convertible promissory notes from The Green Fund, a division of Pluris Sustainable of $3,000,000. The notes accrue interest at a rate of 10% per annum. The maturity date of the notes shall be the earlier of (i) December 31, 2008 or (ii) the closing of a Public Transaction (the “Conversion Date”). In accordance with the notes, in the event that the Company consummates, prior to December 31, 2008, an initial underwritten public offering of the Company’s common stock or a reverse acquisition with a public company in conjunction with financing by a private placement of its securities, then the outstanding principal amount of and all accrued but unpaid interest under these notes shall be converted into shares of common stock of the Company at a conversion price equal to 66.66% of the price per share offered to the investors in the private placement. Should the Company not become a public entity by December 31, 2008, the Company shall indemnify the Holder by a fee in the amount of $1,500,000.

KL ENERGY, CORPORATION and
KL PROCESS DESIGN GROUP, LLC
PRO FORMA COMBINED FINANCIAL STATEMENTS
(Unaudited)

Explanatory Notes

The pro forma financial information at and for the six months ended June 30, 2008 has been developed from KLE’s unaudited financial statements and KLPDG’s unaudited consolidated financial statements, and the notes to those financial statements, which are included elsewhere in this document.

The pro forma financial information for the year ended December 31, 2007 has been developed from KLE’s unaudited financial statements and KLPDG’s audited consolidated financial statements, and the notes to those consolidated financial statements, which are included elsewhere in this document.

The unaudited pro forma consolidated financial data is provided for illustrative purposes only and does not purport to represent what KLE’s actual consolidated results of operations or KLE’s financial position would have been had the transaction occurred on the dates assumed, nor is it necessarily indicative of future consolidated results of operations or financial position. The transaction will be accounted for as a recapitalization through a reverse acquisition with no goodwill or other intangibles recorded. As such, the pro forma financial information reflects the historical financial information of KLPDG and the remaining assets of KLE, brought over at historical costs. Costs of the transaction will be charged to operations. KLE does not anticipate that any cost savings, revenue enhancements, or synergies will be realized in connection with the transaction. The unaudited pro forma consolidated financial statements reflect the KLPDG accounting policies as those accounting policies will govern the company after the transaction.

The following unaudited pro forma condensed consolidated financial statements are presented to illustrate the pro forma effects of the merger between KLE and KLPDG on September 30, 2008. We derived the historical consolidated financial information for KLPDG from its consolidated financial statements included elsewhere herein. We derived the historical financial information for KLE from its publicly available financial statements.

The unaudited pro forma condensed consolidated financial information is for illustrative purposes only. These companies may have performed differently had they actually been combined for the periods presented. You should not rely on the pro forma condensed consolidated financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined companies will experience after the merger. Unaudited pro forma financial information should be read in conjunction with the accompanying historical consolidated financial statements of KLPDG and Management’s Discussion and Analysis included elsewhere in this report.

The summary consolidated balance sheet data at June 30, 2008 gives effect to the proposed transaction as if this transaction had occurred on June 30, 2008.

The summary consolidated statements of operations data for the six months ended June 30, 2008 gives effect to the proposed transaction as if this transaction had occurred on January 1, 2008.

The summary consolidated statement of operations data for the year ended December 31, 2007 gives effect to the proposed transaction as if this transaction had occurred on January 1, 2007.

Pro Forma Consolidated Balance Sheet Data as of June 30, 2008

			Pro-Forma		Pro-Forma
	KLE	KLPDG	Adjustments		Combined
Current Assets
Cash and Cash Equivalents	$2,507	$7,475	$(2,507)	(a)	$7,475
Trade Receivables, Net of Allowance for Doubtful Accounts- $345,046 (KLPDG)	—	540,968	—		540,968
Inventories	—	174,899	—		174,899
Note Receivable, Current Portion	—	13,914	—		13,914
Prepaid Expenses and Other Assets	3,484	86,676	(3,484)	(b)	86,676
Total Current Assets	5,991	823,932	(5,991)		823,932

Non-Current Assets
Long-Term Note Receivable, Less Current Portion	—	312,086	—		312,086
Total Property, Plant and Equipment, Net	—	5,627,676	—		5,627,676
Total Non-Current Assets	—	5,939,762	—		5,939,762

TOTAL ASSETS	$5,991	$6,763,694	$(5,991)		$6,763,694

			Pro Forma		Pro Forma
	KLE	KLPDG	Adjustments		Combined
LIABILITIES AND MEMBERS' EQUITY (DEFICIT)
Current Liabilities
Lines of Credit and Short-Term Borrowings	$—	$500,000	—		$500,000
Current Maturity of Long-Term Debt	—	719,151	—		719,151
Subordinated Debt – Related Parties	—	748,148	—		748,148
Accounts Payable	2,500	4,012,194	(2,500)	(a)	4,012,194
Billings in Excess of Costs and Estimated Earnings on
Uncompleted Contracts	—	2,122,348	—		2,122,348
Accrued Payroll		335,913	—		335,913
Other Liabilities		187,228	135,000	(c)	322,228
Total Current Liabilities	2,500	8,624,982	132,500		8,759,982

Long-Term Debt, Less Current Maturities		1,957,717	—		1,957,717

Minority Interest in Subsidiaries	—	187,928	—		187,928

Stockholders’ Equity:
Common stock, $0.001 par value	5,130	—	8,167	(b,d)	13,297
Member’s Contribution	—	9,000	(9,000)	(b)	—
Additional Paid-in-Capital	59,370	—	(4,214,600)	(a,b,c,d)	(4,155,230)
Accumulated (Deficit)	(61,009)	(4,015,933)	4,076,942	(a,b)	—
Total Stockholders’ Equity (Deficit)	3,491	(4,006,933)	(138,491)		(4,141,933)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$5,991	$6,763,694	(5,991)		6,763,694

Pro Forma Unaudited Consolidated Statement of Operations
for the Six Month Ended June 30, 2008

			Pro-Forma		Pro-Forma
	KLE	KLPDG	Adjustments		Combined
Revenue
Engineering and Management Contract	$—	$3,552,639	$—		$3,552,639
Fuel Sales	—	1,730,476	—		1,730,476
Total Revenue	—	5,283,115	—		5,283,115

Operating Revenue
Cost of Engineering and Management Contract	—	1,807,889	—		1,807,889
Cost of Fuel Sales	—	1,552,446	—		1,552,446
General and Administrative	7,495	2,499,228	127,505	(a,c)	2,634,228
Research and Development	—	1,424,634	—		1,424,634
Total Operating Expenses	7,495	7,284,197	127,505		7,419,197
Loss from Operations	(7,495)	(2,001,082)	(127,505)		(2,136,082)

Non-Operating Income (Expense)
Other Income (Expense)	—	9,921	—		9,921
Interest Income	—	9	—		9
Interest Expense	—	(213,624)	—		(213,624)
Total Non-Operating Expense	—	(203,694)	—		(203,694)

Loss Before Minority Interest In Net Loss of Subsidiaries	(7,495)	(2,204,776)	(127,505)		(2,339,776)

Minority Interest in Net Loss of Subsidiaries	—	105,062	—		105,062

Net Loss	$(7,495)	$(2,099,714)	(127,505)		(2,234,714)

Pro Forma Unaudited Consolidated Statement of Operations
for the Year Ended December 31, 2007

			Pro-Forma		Pro-Forma
	KLE	KLPDG	Adjustments		Combined
Revenue
Engineering and Management Contract	$—	$5,260,645	$—		$5,260,645
Fuel Sales	—	2,558,742	—		2,558,742
Total Revenue	—	7,819,387	—		7,819,387

Operating Revenue
Cost of Engineering and Management Contract	—	2,904,619	—		2,904,619
Cost of Fuel Sales	—	2,344,961	—		2,344,961
General and Administrative	53,514	2,628,480	(81,486)	(a,c)	2,763,480
Research and Development	—	1,674,920	—		1,674,920
Total Operating Expenses	53,514	9,552,980	81,486		9,687,980
Loss from Operations	(53,514)	(1,733,593)	(81,486)		(1,868,593)

Non-Operating Income (Expense)
Other Income (Expense)	—	13,151	—		13,151
Interest Income	—	—	—		—
Interest Expense	—	(310,156)	—		(310,156)
Total Non-Operating Expense	—	(297,005)	—		(297,005)

Loss Before Minority Interest In Net Loss of Subsidiaries	(53,514)	(2,030,598)	(81,486)		(2,165,598)

Minority Interest in Net Loss of Subsidiaries	—	638,770	—		638,770

Net Loss	$(53,514)	$(1,391,828)	(81,486)		1,526,528

Notes to Pro Forma Consolidated Financial Information:

(a)	To reflect the elimination of all assets and liabilities from the KLE balance sheet by the existing owners as of the balance sheet date.

(b)	To reflect the issuance of 9,900,765 shares of KLE common stock for all the ownership interest in KLPDG.

(c)	To reflect the expenses related to the transaction, which are primarily related to audit and legal fees. KLPDG expects to incur $135,000 in additional fees.

(d)	Proforma does not include the effect of 2,287,500 shares issued for conversion of notes payable as these notes were issued by the Company subsequent to June 30, 2008.